UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._____)

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Eagle Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Annual Meeting Of Shareholders Will Be Held At:

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland 20814-2432

on Thursday, May 16, 2019 at 10:00 A.M. EDT

To The Shareholders of Eagle Bancorp, Inc.:

Proxy Statement

The Board of Directors of Eagle Bancorp, Inc. is soliciting your proxy for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. EDT on Thursday, May 16, 2019, and at any adjournment or postponement of the meeting. This proxy statement and proxy card are being sent to shareholders of the Company on or about April 5, 2019, to shareholders of record as of March 20, 2019, the record date for the meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which includes our audited financial statements, also accompanies this proxy statement.

In this proxy statement, we refer to (a) Eagle Bancorp, Inc. as the “Company,” “Eagle,” “we” or “us,” (b) the Board of Directors as the “Board” or “Board of Directors” and (c) EagleBank, our wholly owned subsidiary, as “EagleBank” or the “Bank.”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2019. A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2018, and our Report to Shareholders is available online at http://viewproxy.com/eaglebankcorp/2019.

This year, we are using the “Notice and Access” method of providing proxy materials to our beneficial shareholders via the Internet instead of mailing printed copies. We believe that this process will provide beneficial shareholders with a convenient and quick way to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018. Also accessible is our Report to Shareholders and an authorization for a proxy to vote your shares. This allows us to conserve natural resources, and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, has been mailed to our beneficial shareholders to provide instructions regarding how to access and review all of the proxy materials on the Internet. The Notice and Access card also tells you how to submit your proxy vote via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

Registered shareholders will be mailed printed copies of the proxy materials, including this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2018, our Report to Shareholders and a Proxy to vote your shares.

Notice of Meeting:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”) will be held at 10:00 A.M. EDT on Thursday, May 16, 2019 at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 for the following purposes:

1.    To elect nine directors to serve until the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.    To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2019;

3.    To vote on a non-binding, advisory resolution approving the compensation of our named executive officers; and

4.    To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 20, 2019 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:

•                  By Internet: go to www.AALvote.com/EGBN;

•                  By toll-free telephone: call 1 (866) 804-9616; or

•                  By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder (typically your broker) on how to vote your shares. You will need additional documentation from your recordholder in order to vote in person at the meeting.

By Order of the Board of Directors,

Jane E. Cornett, Corporate Secretary
April 5, 2019

Eagle Bancorp, Inc.	(i)	2019 Proxy Statement

Eagle Bancorp, Inc.	(ii)	2019 Proxy Statement

Proxy Statement

When and where is the Annual Meeting of Shareholders being held?

The meeting is being held at 10:00 A.M., EDT on Thursday, May 16, 2019, at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 (http://www.marriott.com/hotels/travel/wasbt-bethesda-marriott/). From the Capital Beltway (I-495), take Wisconsin Avenue (Route 355) south to the first traffic light. Turn right onto Pooks Hill Road. The Hotel is on the right.

What am I being asked to vote on at the meeting?

You are being asked to vote on three proposals at the meeting:

1.                   the election of nine directors for a one year term until the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.                   the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019; and

3.                   a non-binding, advisory resolution approving the compensation of our named executive officers.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

•                       FOR the election of all of the nominees for election as director (see Proposal 1 on page 10);

•                       FOR the ratification of accountants (see Proposal 2 on page 58); and

•                       FOR the nonbinding resolution approving our named executive officer compensation (see Proposal 3 on page 59).

Who is entitled to vote at the meeting?

Only shareholders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on March 20, 2019, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 34,537,420 shares of common stock outstanding, held by approximately 17,021 total shareholders, including 669 shareholders of record. The common stock is the only class of securities entitled to vote at the meeting.

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting, or vote by proxy, using any of the following three methods to submit your proxy:

•                  by Internet: go to www.AALvote.com/EGBN and follow the instructions provided;

•                  by toll-free telephone: call 1 (866) 804-9616; or

•                  by mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held in an account at a broker, bank or other nominee (collectively, your “broker”), rather than in your name, then you are a beneficial owner of “street name” shares, and these proxy materials are being forwarded to you by your broker. Your broker is entitled to vote your shares at the meeting or submit a proxy. (Please see the next question for important information regarding voting by your broker.) As a beneficial owner, you are entitled to direct your broker how to vote your shares. You will need to follow the directions your broker provides you and give the broker instructions as to how the broker should vote your shares by following the instructions you received from your broker. If you want to vote your shares held in street name at the meeting, you will need to obtain a “legal proxy” from your broker authorizing you to vote your shares. A brokerage statement or the voting instruction form you received from your broker will not allow you to vote in person at the meeting. Please note that your broker may have a deadline for submitting voting instructions that is earlier than the voting deadline for recordholders.

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Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, either by Internet, telephone or mail, or to instruct your broker how to vote, in order to ensure the presence of a quorum.

Will my broker vote my shares for me?

Under the rules of the New York Stock Exchange (“NYSE”) applicable to its member firms, your broker will not vote your shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from you. If you hold your shares through a broker, it is extremely important that you instruct your broker how to vote your shares. The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

How many votes do I have?

You have one vote for each share of common stock you hold as of the record date on each matter submitted for the vote of shareholders. You do not have the right to cumulate votes in the election of directors.

What is the quorum requirement for the meeting?

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

How will proxies be voted and counted?

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as you specify. If you do not specify how you want your shares voted, proxies will be voted:

•                       FOR the election of all the nominees for election as directors;

•                       FOR the ratification of the appointment of Dixon Hughes Goodman LLP; and

•                       FOR the non-binding, advisory resolution approving the compensation of our named executive officers.

We do not know of any other matters that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The Inspector of Election appointed for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker advises the Company that it cannot vote on a matter because the beneficial owner has not provided voting instructions and it does not have discretionary voting authority on a particular matter, this is a “broker non-vote” with respect to that matter. Shares subject to broker non-votes will be counted as shares present or represented at the meeting for purposes of determining whether a quorum exists; however, such shares will not be considered as present or voted with respect to the matters on which the broker does not have the power to vote.

Can I revoke my proxy after I submit it?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•                  granting a later proxy with respect to the same shares;

•                  sending written notice to Jane E. Cornett, Corporate Secretary of the Company, 7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814 at any time prior to the proxy being voted; or

•                  voting in person at the meeting.

Your attendance at the meeting will not, in itself, revoke your proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.

Eagle Bancorp, Inc.	2	2019 Proxy Statement

What votes are required to approve the election of directors and the other proposals?

Under our Articles of Incorporation and Bylaws, directors are elected at the Annual Meeting by a plurality of the votes cast in the election. Since this is not a contested election, nominees who do not receive more votes cast for their election than votes withheld or cast against their election must submit their resignation after certification of the vote. Approval of the proposals to ratify the appointment of our independent registered public accounting firm and to approve the nonbinding, advisory resolution on compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on such matters.

How are proxies being solicited?

In addition to the use of these proxy materials, proxies may also be solicited personally or by telephone by officers, employees or directors of the Company or its subsidiary, EagleBank, who will not receive any special compensation for their services in soliciting proxies. Additionally, we have engaged Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Alliance a base fee of $6,000, plus per-call fees and reimbursement of its out-of-pocket expenses for its services. We may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals. The cost of this proxy solicitation is being paid by the Company.

How can I find out the results of the voting at the annual meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days after the day final results are available.

What does it mean if I receive more than one set of materials?

This most likely means you hold shares of common stock in more than one way. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials or Notice and Access cards. In order to vote all the shares you own, you must complete, sign, and return all of the proxy cards or voting instruction forms, or follow the instructions for any alternative voting procedure on each of the Notice and Access cards or voting forms you receive. Each proxy card or voting instruction form you receive should come with its own prepaid return envelope. If you vote by mail, make sure you return each voting form in the return envelope that accompanied that voting form.

Why aren’t all of the shareholders who are in my household getting their own copy of the proxy materials?

In some cases, only one set of the proxy materials is delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, you should submit a written request to: Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814, or by calling (301) 986-1800. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may let us know by directing that request to us in the manner provided above.

Eagle Bancorp, Inc.	3	2019 Proxy Statement

Proxy Statement Summary

Introduction

Eagle Bancorp, Inc. is the parent company of EagleBank. The Bank operates as a community bank alternative to the super-regional financial institutions, which dominate its primary market area. The cornerstone of the Bank’s philosophy is to provide superior, personalized service to its clients. The Bank focuses on relationship banking, providing each client with a number of services, familiarizing itself with, and addressing, client needs in a proactive, personalized fashion. Management believes that the Bank’s target market segments, including both for profit and non-profit businesses of all sizes and the consumer base working or living in and near the Bank’s market area, demand the convenience and personal service that an independent, locally based financial institution such as the Bank can offer. It is these themes of convenience and proactive personal service that form the basis for the Bank’s business development strategies.

Our Mission

We have a mission to be the most respected and profitable community bank in our market. To do this, we put relationships first to the delight of our customers, employees and shareholders, and relentlessly deliver the most compelling service and value.

Our Values:  Relationships F•I•R•S•T

Flexible

We begin our relationships based on our time-tested tradition of listening to our customer, collaborating with colleagues and designing a comprehensive, creative solution that brings value to and appreciation from our customer. We enhance the relationship with empowered ‘YES, We Can’ service and live up to our strong belief that formulas do not make good banking sense, relationships do. We are entrepreneurial – it is our differentiator.

Involved

We build our relationships by developing a rapport that is based on partnership, mutual respect and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues and community through volunteerism. We believe that doing the little extras and staying involved with our customer demonstrates our difference.

Responsive

We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally.

Strong

We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current and strong partners with our customers, colleagues and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships.

Trusted

We uphold our relationships with honesty, openness and reliability. We can be counted on to do “the right thing.” We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words.

Our Commitment to the Community

At EagleBank, we are proud of our role as a commercially oriented bank and equally proud of our track record as an active lender to the small and medium-sized businesses and the real estate communities in the Washington metropolitan area. We consistently hold a higher percentage of our assets in loans than our local peer banks, and believe that it is extremely important for EagleBank to be an active, committed

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lender in its community, rather than out of the area, or investing the funds in a securities portfolio. We are locally focused, with 94% of our loan portfolio in Washington, DC, Maryland and Virginia. We are passionate about our role as a lender to local businesses. We know that both nationally and locally, small businesses are the source of the vast majority of new job creation. By lending to these small businesses, we help build and grow our local employment base and our regional economy.

We are committed to the principles of the Community Reinvestment Act (CRA) and provide equal access to credit to all qualified individuals as well as businesses throughout our market. We provide residential mortgages and personal loans to individuals of all income levels, as well as working capital and term financing for small and medium sized businesses and non-profit organizations. EagleBank has significant expertise in providing both construction and permanent financing for real estate development projects including office space, multi-family housing, health care and assisted living facilities.

Economic Development Activities

In addition to our general lending activities, we have developed cooperative economic development programs with several state and local government entities. About seven years ago, we worked with officials in Montgomery County, Maryland to develop a program in which the county places deposits in locally based community banks, and in return, those banks commit to make loans to local businesses. The program has been very successful, as the county has placed $50 million in deposits with the participating banks and the banks have far exceeded that amount in loans originated. However, the most important outcome has been that over 1,750 jobs in the county have been created through the program. Since our goal was to build the deposits to generate the loans that stimulate the local economy, we are very excited and proud of what the program has accomplished.

Programs like the one created in Montgomery County have gained support with other jurisdictions and agencies. More recently, EagleBank worked with the Washington Suburban Sanitary Commission (“WSSC”) to help create that agency’s Business Investment and Growth (“BIG”) Program. Under this initiative, WSSC has placed $15 million of deposits with 5 local community banks. The program allows the participating banks to increase lending to small businesses in the WSSC’s bi-county area, including local small and minority-owned businesses that have a relationship with WSSC.

EagleBank is a Preferred Lender for Small Business Administration guaranteed loans and has consistently been among the leading community bank SBA lenders in the Washington, DC region. We originate SBA loans under both the 7A and the 504 programs. In 2018, we increased our holdings of selected tax credit investments, which provide financing for low and moderate income housing in the region. Also through the creative combination of lending and tax credits, we have been involved in the redevelopment of historically significant properties in Washington, DC. Over the last five years, EagleBank has sponsored local developers for participation in the Affordable Housing Program (AHP) run by the Federal Home Loan Bank of Atlanta. The AHP provides grants to eligible low and moderate income housing projects.

To foster development and home ownership, our Residential Mortgage Division originates loans under six different affordable loan programs including those sponsored by Fannie Mae and Freddie Mac, the DCHFA Open Doors Program and the Maryland Mortgage Program. We also participate in the First Time Home Buyers Program of the Federal Home Loan Bank of Atlanta.

Philanthropy

We are pleased to note that the EagleBank Foundation has, over the last 14 years, raised in excess of $3.9 million for the benefit of medical research and treatment agencies in our local community, primarily to support the fight against breast cancer. The Bank and our employees are actively involved in the life of our communities.  In addition to the contributions by the Foundation, in 2018 the Bank provided $900 thousand of contributions or sponsorship funding to dozens of civic and non-profit organizations throughout the area. EagleBank employees supported 130 organizations by serving on Boards or as volunteers. Our employees spent 6,580 hours of their time on these endeavors in 2018.

Education and Employee Development

The Company also believes strongly in providing support for education both in the region and for our employees. Through joint development agreements we have initiated, we provide six scholarships to students at George Mason University and/or Montgomery College. We also have an active summer internship program. Together these programs are helping to fund the education of these students and are developing the future leaders of our industry. In addition to internal training and development programs,

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we assist with cost of undergraduate or graduate studies at local colleges for a dozen bank employees participating in our Tuition Reimbursement Program. The Bank has also initiated programs to recruit and foster veterans and individuals with developmental disabilities.

While we will always be known for our strength as an active and creative lender, we are equally proud of the many ways we give back to our community, the Washington metropolitan area.

Eagle Bancorp, Inc. at a Glance – 2018

How Did We Perform?

•            Assets grew to $8.4 billion. EagleBank is a large community bank focused on the Washington, DC metropolitan area.

•            2018 continued a trend of strong and sustained underlying financial performance across each line of business (diluted EPS growth of 51%, or 32% on an operating basis, excluding the impact of the reduction in the corporate income tax rate in 2017).

•            Return on Average Assets grew to 1.91% last year.

•            Maintained market capitalization of approximately $1.9 billion.

What are Our Pay Practices and Perspective?

•            We seek to pay our named executive officers (“NEOs”) commensurate with their performance and appropriately situated relative to peers.

•    NEO compensation components are decided through goal-based cash bonuses and equity-based compensation that align our executives’ interests with shareholder interests.

•            Executives do not receive any significant special perks or gross-ups.

•            Compensation is subject to strong corporate governance and independent board oversight.

•            Compensation plans reflect valued feedback from shareholder engagement efforts.

•    Pay policies are consistent with best practices, including maintaining a sound set of compensation principles, managing our equity awards responsibly, utilizing “double trigger” provisions in senior executive officer employment agreements, making a significant portion of equity compensation subject to the achievement of performance goals, and closely monitoring competitors and market opportunities for our executives.

How Do We Address Risk?	• We impose clawback/recovery provisions. • We continue our extensive risk assessment process. • We maintain Share Ownership, Anti-Hedging and Pledging Policies.
Why Should our Shareholders Approve our “Say on Pay” Advisory Vote?

•    Our 2018 results represent outstanding performance compared to our performance metrics, goals and peer group performance. (See Peer Group tables on page 41-42)

•            Pay is commensurate with Company and individual performance, and peers.

•            Pay programs continue to evolve based on shareholder feedback and industry best practices.

•            Pay practices and policies are aligned with interests of shareholders.

•            Pay is subject to extensive risk and control features.

Shareholder Engagement

Our Engagement Process

Our Board and management are committed to engaging with our shareholders and soliciting their views and input on important performance, governance, executive compensation, and other matters.

Year-Round Engagement and Board Reporting. Our investor relations team conducts shareholder outreach throughout the year and informs our management and our Board about the issues that our shareholders tell us matter most to them.

Transparency and Informed Governance Enhancements. Our Board regularly reviews our governance practices and policies, including our shareholder engagement practices, with an eye toward continual improvement. Shareholder input is shared with our Board and its committees, facilitating a dialogue that provides shareholders with insight into our governance practices and informs them of our Company’s enhancement of those practices. In addition to considering shareholder sentiments, our Board regularly reviews the voting results of our Annual Meetings, the governance practices of our peers and other companies, and current trends in governance.

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The Shareholder Engagement Process

Outreach to Shareholders

We value the opinion of our shareholders and look forward to a continued, open dialogue on compensation and governance matters relevant to our business. Following 2018’s advisory Say-on-Pay vote, which received the support of over 96% of votes cast (consistent with the vote in 2017) we continued our enhanced shareholder outreach. In 2018, we again reached out to our top 30 shareholders in order to gather feedback regarding our executive compensation program and disclosures, and had substantive discussions with many of them.

Some of the positive feedback reflected our meaningful level of insider ownership which created alignment with shareholders. There was general support that total direct compensation aligns with performance. There was also acknowledgement and appreciation of the changes we made in the last few years.

We also held a conversation with a prominent shareholder advisory firm to appreciate further its policies and perspectives.

We listened carefully and over the last few years and have made many substantial changes to our compensation and governance practices based on the Say-on-Pay votes and to the subsequent shareholder engagements. Greater detail can be found later in this proxy statement, in the Compensation Discussion and Analysis section starting on page 23.

Board and Shareholder Engagement

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Board as provided on the next page:

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WRITE	CALL	EMAIL	WEB

Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, 3rd Floor Bethesda, Maryland 20814	(301) 986-1800	jcornett@eaglebankcorp.com	http://ir.eaglebankcorp.com click “Contact Us” in the upper right hand corner

We found that the shareholder engagement is an important source of guidance for the Company, and we will continue such efforts during 2019 and beyond.

Corporate Governance

The Company believes that strong governance practices are a critical component of management of any successful financial institution and are integral to achieving long term shareholder value. The Board of Directors is committed to conducting business according to the highest standards and actively oversees management to develop the appropriate policies and practices for the Company’s customer interactions, day-to-day operations and participation as a responsible member of our community. The Board monitors best practices and gathers feedback from multiple sources, including our shareholders, to assure our adherence to this commitment.

Key governance principles that the Board has adopted include:

•                   Long standing commitment to Corporate Responsibility

•                   Board oversight of Company strategy and performance

•                   Risk Oversight by full Board and Committees(Holding Company and Bank Committees)

•                   Code of Ethics

•                   8 of 9 Directors are Independent

•                   Independent Lead Director

•                   Diversity of Board Membership

•                   Active Shareholder Engagement Process

•                   Board and Committee Authority to retain independent advisors

•                   Executive compensation plans should be based on Pay for Performance and designed to align management with long term shareholder interests

Critical governance practices that the Company has enacted include:

•                   Annual Election of all Board Members (not a classified board)

•                   Majority approval required for Director elections (resignation if majority approval is not received)

•                   Annual Board and Committee evaluation process

•                   Annual “ Say-on-Pay” advisory votes on Executive Compensation

•                   Regular Executive Session meetings of Independent Directors

•                   Active Board participation in CEO and Senior Executive succession planning

•                   Policy providing for Return of Incentive Compensation (“Clawback Policy”)

•                   No shareholder Rights Plan (“Poison Pill”)

•                   Double Trigger Clause on Executive Change-of-Control Payments

•                   Share ownership requirements for Directors and Executives

•                   Policies prohibiting hedging and short sales, and limiting pledging of Company stock

•                   Executive Incentive Compensation plans include short term time-vested equity awards and long term performance-vested equity awards

The following sections of this Proxy Statement provide further details of our governance policies and procedures, our approach to managing risk within the Company, the design of our executive compensation plans, the goals and performance of each named executive officer and the resulting compensation awarded to each executive.

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Voting Securities and Principal Shareholders

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement, and by its directors and all executive officers as a group, as of March 20, 2019. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security. Unvested shares of restricted stock (time-vested only) are included in ownership amounts. Except as set forth below, the Company knows of no other person or persons who may beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change in control of the Company.

Name	Position	Shares	Percentage(1)
Directors
Leslie M. Alperstein	Director of Company and Bank	90,431(2)	0.26%
Dudley C. Dworken	Director of Company and Bank	240,688(3)	0.70%
Harvey M. Goodman	Director of Company and Bank	132,481(4)	0.38%
Norman R. Pozez	Chair of Company and Bank	60,530(6)	0.18%
Kathy A. Raffa	Director of Company and Bank	11,420	0.03%
Susan G. Riel	Interim President and Chief Executive Officer of Company and Bank, Director of the Company and Bank	196,206(7)	0.57%
James A. Soltesz	Nominee for election as Director of Company, and Director of Bank	6,738	0.02%
Donald R. Rogers	Director of Company and Bank	116,210(8)	0.34%
Leland M. Weinstein	Lead Director of Company and Bank	149,081(9)	0.43%
Other Named Executive Officers
Charles D. Levingston	Executive Vice President, Chief Financial Officer of Company and Bank	7,399	0.02%
Antonio F. Marquez	Executive Vice President of Company; EVP, Chief Lending Officer – Commercial Real Estate of Bank	30,142(10)	0.09%
Janice L. Williams	Executive Vice President of Company; EVP, Chief Credit Officer of Bank	65,445	0.19%
Ronald D. Paul	Former Chair, President and Chief Executive Officer of Company, Chair and Chief Executive Officer of Bank	1,523,011(5)	4.41%
All Directors, Nominees and Executive Officers as a Group (13 persons)		1,120,935(11)	3.25%
Other 5% Shareholders
BlackRock, Inc.		4,632,566(12)	13.5%
The Vanguard Group		3,299,725(13)	9.60%
Wasatch Advisors, Inc.		3,200,115 (14)	9.30%
Victory Capital Management, Inc.		1,985,980(15)	5.78%

Eagle Bancorp, Inc.	9	2019 Proxy Statement

Footnotes:

(1)       Represents the percentage of 34,537,420 shares issued and outstanding as of March 20, 2019. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)       Includes 57,379 shares held jointly in Dr. Alperstein’s spouse and 1,046 shares held in a retirement account.

(3)       Includes 74,461 shares held in a trust of which Mr. Dworken is beneficiary, 21,544 shares held jointly, 34,062 shares held in pension or retirement accounts, 68,092 shares held by relatives sharing the same household and 14,216 shares held by or in trust for the benefit of a member of his family.

(4)       Includes shares held jointly with Mr. Goodman’s spouse, 4,818 shares held in profit or retirement accounts for his benefit, 2,330 shares held by an estate over which Mr. Goodman has voting power, and 306 shares held as trustee.

(5)       Includes 119,969 shares held by a charitable foundation over which Mr. Paul shares voting and investment powers. Includes 15,000 shares held by a defined benefit plan over which Mr. Paul shares voting and investment power. Includes 68,906 shares of common stock held by trusts in which members of Mr. Paul’s family have discretionary interests, over which he does not have voting or investment power, and as to which he disclaims beneficial ownership. Does not include 42,164 shares of common stock contributed to Charitable Lead Annuity Trusts in which Mr. Paul has a residual interest, but as to which he does not have or share voting or dispositive power. Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(6)       Includes 26,164 shares held by pension or retirement plans. Mr. Pozez was elected Chair of the Board of Directors effective March 21, 2019.

(7)       Approximately 6,426 shares are owned by Ms. Riel and her spouse and pledged as collateral, which represents approximately 3% of holdings by Mr. and Mrs. Riel. Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019. Prior to that date, Ms. Riel was Executive Vice President of the Company; Senior Executive Vice President, Chief Operating Officer of the Bank.

(8)       Includes 24,537 shares held for the benefit of Mr. Roger’s children and 29,552 shares held by his spouse.

(9)       Includes 56,518 shares held jointly and 63,053 shares held in a retirement account.

(10)     Includes 1,567 shares held jointly with Mr. Marquez’s spouse.

(11)     An aggregate of 6,426 shares are pledged by members of this group as collateral, which represents 0.57% of their aggregate holdings. Excludes Mr. Paul.

(12)     Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G/A filed on January 28, 2019. Blackrock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(13)     Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G/A filed on February 11, 2019. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)     Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G filed on February 14, 2019. Wasatch Advisors Inc.’s address is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.

(15)     Based solely on beneficial ownership of shares and percentage of outstanding shares as reported in a Schedule 13G filed on February 1, 2019. Victory Capital Management, Inc.’s address is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

Proposal 1:  Election of Directors

The Board of Directors has nominated nine persons for election as directors at the 2019 Annual Meeting, for a one-year period until the 2020 Annual Meeting of Shareholders and until their successors have been elected and qualified.

Unless you vote AGAINST, or ABSTAIN with respect to, one or more nominees for election as director, all proxies received in response to this solicitation will be voted for the election of the nominees listed below. Each of the nominees for election as a director currently serves as a member of the Board of Directors, except for Mr. Soltesz, who currently serves as a member of the Board of Directors of the Bank. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies.

The rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the members of the Board be “independent directors.” The Board of Directors has determined that each director and nominee for election as director, other than Ms. Riel, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board has also considered whether the members of the Audit and Compensation Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules, and has determined that they are. In making these determinations, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement, and the compensation arrangements described under “Director Compensation.”

Eagle Bancorp, Inc.	10	2019 Proxy Statement

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Set forth below is information concerning the nominees for election as directors. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank.

Nominees for the Board of Directors

Leslie M. Alperstein, Ph.D.

Dr. Alperstein, 76, has been President of Washington Analysis LLC and its predecessor firm, Washington Analysis Corp., a leading governmental policy investment research group in Washington, DC, since its inception in 1973. He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the CFA Society of Washington. Dr. Alperstein was appointed to the Board of Directors in 2003, and has served as a director of the Bank since 2009. Dr. Alperstein’s knowledge and experience in the fields of economics and investment management make him uniquely qualified for the Board. His contributions are important in the areas of asset-liability management, investment policy and other strategic issues.

Dudley C. Dworken

Mr. Dworken, 69, is a private investor and real estate developer and the principal of Dworken Associates, LLC. Mr. Dworken was the owner of Curtis Chevrolet, an automobile dealership in Washington, DC. Mr. Dworken was a Director of F&M Bank – Allegiance and its predecessor Allegiance Bank, N.A. (collectively “Allegiance”) from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”). Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, DC/Montgomery County area. Mr. Dworken has served as a director of the Company and Bank since 1999. In addition to his many years of service on the boards of banking institutions, Mr. Dworken brings entrepreneurial business knowledge and experience to the Board through his ownership and operation of one of the largest automobile dealerships in Washington, DC and his real estate development activities. He is Chair of the Washington Area, the Philadelphia Area and the Eastern Pennsylvania Better Business Bureaus, and is a former Trustee of the Washington Area New Automobile Dealers Association. He has intimate knowledge of the Company through his experience as Chair of the Company’s Audit Committee through May 2018.

Harvey M. Goodman

Mr. Goodman, 63, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977. He is a past president of the National Association of Public Insurance Adjusters, and is a principal, and formerly a director, of Adjusters International, a national public adjusting firm. Mr. Goodman has served as a director of the Company since 2007 and of the Bank since its organization. Mr. Goodman brings both entrepreneurial experience and a wealth of knowledge of the financial services industry, with a specialty in insurance. He possesses valuable expertise in the areas of risk management and compliance. He has expertise in corporate governance through his board service to organizations in the insurance industry.

Norman R. Pozez

Mr. Pozez, 64, is the Chair of the Company and Bank since March 21, 2019, and served as Vice Chair of the Company and the Bank. He is also Chair of the Governance & Nominating Committee. He is Chair and Chief Executive Officer of The Uniwest Companies, Uniwest Construction, Inc., and Uniwest Commercial Realty, Inc. Mr. Pozez has been in the real estate development field for over thirty years. Previously, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia. Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource. During his tenure at Payless and for some years thereafter, Mr. Pozez served on the Board of Directors of Bookstop, Inc., which was sold to Barnes and Noble in 1989. Mr. Pozez is a licensed Real Estate Broker in Washington, DC, Maryland and Virginia. Since 1979, Mr. Pozez has been an active member of the International Council of Shopping Centers and is a Board member

Eagle Bancorp, Inc.	11	2019 Proxy Statement

of a number of non-profit organizations serving community needs in and around the Washington, DC metropolitan area. Mr. Pozez served as Chair of the Board of Fidelity & Trust Financial Corporation (“Fidelity”) from April 2004 until February 2005, and as a director of Fidelity from September 2007 until August 2008, at which time Fidelity was acquired by the Company and Mr. Pozez became a director of the Company and Bank. Mr. Pozez’s qualifications for Board service include over 30 years of management experience at both regional and national companies such as the Hair Cuttery and Payless ShoeSource. His experience in company operations and real estate are very beneficial in light of the Company’s business objectives. He has experience in corporate governance through his prior board service with other companies and non-profit organizations.

Kathy A. Raffa

Ms. Raffa, 60, is the Chair of the Audit Committee of the Company.  Ms. Raffa is the Office Managing Partner of Marcum LLP’s Washington DC region. Marcum LLP is one of the largest independent public accounting and advisory services firms in the nation.  Ms. Raffa was the President of Raffa, P.C., one of the top 100 accounting firms in the nation, prior to the merger of Raffa, P.C. into Marcum LLP in October 2018.  Ms. Raffa was a leader of this woman-owned accounting, consulting and technology firm, in which 12 of the 19 partners were women. In addition to managing the Washington DC region of Marcum LLP, she oversees client services for a wide range of nonprofit entities, and serves as an audit partner. Prior to Raffa, PC, she spent the first 12 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers). She has a CPA certificate from the District of Columbia and Maryland and is a member of American Institute of Certified Public Accountants. She currently serves as a trustee on several boards, including Trinity Washington University (where she chairs the Finance Committee, and previously chaired the Audit Committee) and the advisory board of Levine Music (where she was formerly the Board Chair). Ms. Raffa holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania. Ms. Raffa has served as a director of the Company since February 2018 and of the Bank since 2015.

Susan G. Riel

Ms. Riel, 69 is interim President and Chief Executive Officer of the Company and Bank, since March 21, 2019 and until that date served as Senior Executive Vice President - Chief Operating Officer of the Bank, and Executive Vice President of the Company. She was formerly Executive Vice President - Chief Operating Officer of the Bank and Chief Administrative Officer, and previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995. Ms. Riel has over 35 years of experience in the commercial banking industry. Ms. Riel has been with the Company since 1998 and has been a member of the Company Board of Directors since 2017 and the Bank Board since 2018. She was recently included in the Bisnow 2017 Power Series: Women of Influence in Commercial Real Estate, which recognized women in commercial real estate who have made a significant impact and who have the most influence in all aspects of the industry.

James A. Soltesz

Mr. Soltesz, 64, has served as Chief Executive Officer of Soltesz, Inc., an engineering and consulting firm, since 1997. Mr. Soltesz served on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and Catholic Charities Foundation. Mr. Soltesz co-chaired Governor Hogan’s Regulatory Reform Commission from 2014 to 2016. Mr. Soltesz was appointed by the Governor to the Board of the University of Maryland Medical System in 2018.  His firm includes 200 people located in six offices throughout the Washington, DC metropolitan area. Mr. Soltesz has served as a director of EagleBank since 2007. Mr. Soltesz has an M.B.A. from the University of Cincinnati, an M.S. in Civil Engineering from Georgia Institute of Technology and a B.S. in Civil Engineering from Purdue University.

Donald R. Rogers

Mr. Rogers, 73, has been engaged in the private practice of law since 1972 with the Rockville, Maryland-based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a principal. Mr. Rogers was a director of Allegiance from 1987 until October 1997. Mr. Rogers has served as a director of the Company since 2007 and of the Bank since its organization. Mr. Rogers has vast business knowledge and experience gained through his position as a senior partner and chair of the commercial business practice for the largest law firm in Montgomery County, Maryland. He has served as adviser to hundreds of privately owned businesses. He has extensive knowledge of the Company through his service on the Company’s and Bank’s Boards. For the past 13 years, he has been Chair of the EagleBank Foundation, which has raised more than $3 million for the

Eagle Bancorp, Inc.	12	2019 Proxy Statement

fight against breast cancer and other medical conditions. In addition, Mr. Rogers continues to serve as a member of the Board of Directors of a number of privately held companies.

Leland M. Weinstein

Mr. Weinstein, 56, is the Lead Director of the Company and Bank, and the Chair of the Compensation Committee.  Mr. Weinstein is currently the CEO of Newbridge-Turing, a technology sales and partnership consulting firm. Previously he was a partner and served as President of Syscom Services, Inc., a technology consulting and integration firm, from 1997 to 2014. In December of 2014 Syscom Services, Inc.’s web technologies division was sold to a group of investors and rebranded as Brightfind. Previously, he spent 13 years with Automated Digital Systems, an integrator of duplication and facsimile technologies, where he rose to president and owner of the company, which he sold to Alco Standard Corporation, which became Ikon Office Solutions. Mr. Weinstein currently serves as Co-Chair of the Lead Director Committee of the American Association of Bank Directors. Additionally, Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Opentext/Rightfax, Autonomy/Cardiff, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics, and was Chair of the technology council of the American Society of Association Executives (“ASAE”) and is the past Chair of ASAE’s Industry Partner Alliance (IPA). He was formerly a member of the Board of Governors of the University of Maryland Alumni Association, where he chaired the Admissions Committee. Currently Mr. Weinstein sits on the advisory council for EPiserver an Accel/KKR company, a leading developer of content management software for the web. Mr. Weinstein is involved in numerous charities and currently sits on the Foundation Board of Suburban Hospital (John Hopkins Medicine). Mr. Weinstein served on the Eagle Bancorp Founder’s Advisory Council while the Company was in formation, and has served as a director of the Company since 2005 and of the Bank since 1998. Mr. Weinstein has vast business knowledge and experience gained through his position as CEO of successful technology-based enterprises. His expertise regarding technology issues is valuable as it relates to the Company’s business development and operating strategies. He has extensive knowledge of the Company through his service at the Board and committee levels. Mr. Weinstein is a graduate of the Harvard Business School’s OPM program, and holds a bachelor’s degree in Industrial Technology/Marketing from the University of Maryland.

Vote Required and Board Recommendation

As this is an uncontested election of directors, our Articles of Incorporation and Bylaws provide that directors are elected by a plurality of the votes cast in the election; provided, however, that any nominee who does not receive more votes cast than are withheld or cast against such nominee, must, immediately after the certification of the shareholder vote, submit his or her resignation, subject to acceptance or declination by the Board of Directors, to be effective upon the first to occur of (i) acceptance by the Board of Directors or (ii) 120 days after the date of the certification. The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

Additional Directors of the Bank

If elected, the nominees for election as directors intend to cause the Company to vote for each of the nominees and the following persons to serve as directors of the Bank. Each of the following persons currently serves as a director of the Bank.

Thomas E. Burdette

Mr. Burdette, 68, is a founding partner of Burdette Smith and Bish LLC, Fairfax, Virginia and has been an active business leader in the Washington, DC metropolitan area marketplace, particularly with Northern Virginia-based businesses. He is a certified public accountant and a registered investment advisor with over 40 years of experience assisting individuals and businesses. He has also served as director of Virginia Commerce Bank and Potomac Bank of Virginia, and has worked with several other Virginia financial organizations. His financial industry exposure, combined with his professional expertise, is especially valuable to our Northern Virginia banking team, and will provide additional strength for creating client and Bank success in Virginia. A founder and managing shareholder of The Burdette Smith Group PC (BSG) that, in 2012, merged with Bish & Haffey PC to become Burdette Smith & Bish LLC, his specialty is all aspects of tax. Additionally, his experience includes financial reporting services, estate management, and financial advisory services. Burdette has also given expert witness testimony in various states and counties over the years. Early in his career, Burdette was a player’s agent for the National Football League. He earned his

Eagle Bancorp, Inc.	13	2019 Proxy Statement

Bachelor of Arts in Accounting from Catawba College in Salisbury, N.C. Mr. Burdette has served as a director of the Bank since 2015.

Joann Kay DiMeglio

Ms. DiMeglio, 62, has been active in residential, commercial, and multi-family real estate development for more than 35 years. Since 1984, she has been with Kay Brothers Management Company, now JKD Management, LLC, and has spent the last 31 years overseeing renovations, design, financing, and budgeting of commercial, residential, and multi-family properties in the Washington, DC metropolitan area. Ms. DiMeglio holds a Bachelor of Arts degree from George Washington University. Ms. DiMeglio has served as a director of the Bank since 2015.

Steven L. Fanaroff

Mr. Fanaroff, 59, has served as Managing Director of Fanaroff & Steppa, LLC a real estate holding company, since 2005. He also serves as Managing Director of Bedrock, LLC, an asset management company. Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until 1997. Mr. Fanaroff has served as a director of the Bank since its organization.

Lynn Hackney

Ms. Hackney, 53, founded Allyson Capital in 2008, a development and investment firm specializing in urban residential -condominium, multifamily, mixed-use and townhomes primarily concentrated in Washington DC, New York, and Miami. As the founder of Urban Pace, a development services advisory firm, Ms. Hackney was the only woman in the area to have had sole ownership of a major real estate corporation, residential or commercial, and capitalized on her firm’s success by selling to a multibillion-dollar company in 2016. Urban Pace is now owned by Berkshire Hathaway. Ms. Hackney’s accomplishments in the real estate industry resulted in her election in 2015 to a two-year term as President of the prestigious DC Building Industry Association, the first woman ever to hold that post. She holds Board seats with Johns Hopkins University and University of Miami. Ms. Hackney has been a Director with EagleBank since 2016. She has a post graduate certificate from Harvard Business School, an MBA from Johns Hopkins University and a BS from Virginia Commonwealth University.

Benson Klein

Mr. Klein, 74, has been an attorney practicing primarily in Montgomery County and Washington, DC since 1970, and a principal with Ward & Klein, Chartered, from 1978 through 2018.  He is currently of counsel to Protas, Spivok & Collins.  Mr. Klein is also engaged in real estate investment activities in Montgomery County and Washington, D.C.  He served as a director of Allegiance Bank from 1976 to 1997 and previously served as a director of Lincoln National Bank. Mr. Klein is currently and has been a member of a variety of community, business, and charitable institutions in Washington, DC, Montgomery County, and on the national level.  He also has served on the Board of Directors and as an officer of such institutions.  Mr. Klein has served as a director of the EagleBank since its organization.  During that time, he has served on and chaired a variety of committees.

Leslie Ludwig

Ms. Ludwig, 57, is the co-founder of L&L Advisors, a commercial real estate consulting firm. She is a retired Partner at JBG Smith (formerly The JBG Companies) where she was Chairperson of the Management Committee and oversaw the Finance, Accounting, Human Resources, Investor Reporting, Insurance and Marketing functions, as well as provided leadership to the company’s diversity initiatives. Ms. Ludwig has over 35 years of experience in finance and capital markets. Prior to joining The JBG Companies in 2002, she was Senior Vice President at Wachovia Bank, serving as a Commercial Real Estate Relationship Manager. Ms. Ludwig is a member of CREW (Commercial Real Estate Women), and formerly on the Investment Advisory Committee for the National Multifamily Housing Corporation, the Virginia Tech Real Estate Industry Advisory Board and the Advisory Board of CREW. Ms. Ludwig has a B.A. from Frostburg State University. She has served as a director of the Bank since 2017.

Benjamin M. Soto

Mr. Soto, 50, is an attorney practicing in the areas of real estate transactions and bankruptcy. He is the principal of Premium Title and Escrow, LLC, a Washington, DC-based full service title company. In addition, he is the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, DC. He is a former Board Director of the National Bar Association, and of the DC Sports and Entertainment Commission, and a former Vice-Chair of

Eagle Bancorp, Inc.	14	2019 Proxy Statement

the DC Board of Real Property Assessment and Appeals. Mr. Soto is a Board Director of the DC Chamber of Commerce, the DC Land Title Association, the DC Public Education Fund, National Foundation for Affordable Housing Solutions, Inc. and the Georgetown Day School. Mr. Soto has served as a Director of the Bank since 2006.

Board Leadership Structure

Until March 20, 2019, the roles of Chair of the Board of Directors and Chief Executive Officer of the Company were held by the same person, Mr. Paul. Subsequent to Mr. Paul’s retirement these duties were separated. Neither structure is mandated by any provision of law or our Articles of Incorporation or bylaws. The Board of Directors reserves the right to establish a different structure in the future.

The Board re-established the position of Vice Chair in 2018. Norman Pozez, Chair of the Governance & Nominating Committee, was elected Vice Chair by unanimous vote of the Board of Directors at that time. As Vice Chair, Mr. Pozez was responsible for all Board oversight of corporate governance matters. The Board believes that as an independent Director, Mr. Pozez enhanced oversight of the CEO and Senior Management. The Vice Chair’s responsibilities include:

•                  Partnering with the Chair on all critical decisions and opportunities

•                  Providing leadership to the Board of Directors in matters of Corporate Governance

•                  Providing leadership to the Board of Directors to ensure that the Board functions independently of Management

•                  Reviewing with the Chair issues of concern to the Board of Directors

•                  Advising on the quality, quantity and timeliness of information provided to the Board of Directors

•                  Helping to foster a robust strategic planning process

•                  Conferring with the Chair regarding organizational development and structure

•                  Along with the Chair ensuring that the appropriate Committee structures and Chairs are in place

Effective March 21, 2019, Mr. Pozez succeeded to the role of Chair and the role of Vice Chair is vacant.

Leland Weinstein, Chair of the Compensation Committee, was elected Lead Director by the independent directors. The Board believes that the Lead Director structure, including the duties and responsibilities set forth below, provides the additional independent leadership, oversight and benefits for the Company and the Board that would be provided had the Board had an independent Chair.

In addition to conducting an annual review of the Chief Executive Officer’s performance, the independent directors meet in executive session and discuss management’s performance and formulate guidance and feedback, which the independent Lead Director together with the Vice Chair provides to the Chief Executive Officer and other members of management. The Lead Director’s responsibilities include:

•                  Maintaining an active, on-going, positive and collaborative relationship with the Chair and Vice     Chair and meeting periodically with same

•                  Serving as an independent sounding board on the development and presentation of significant issues, plans and strategies for Board consideration with the Chair

•                  Assisting the Vice Chair in Board succession planning

•                  Assisting the Vice Chair in the facilitation of the process for the Board’s self-evaluation

•                  Leading and sets the agenda for Executive Sessions of Independent Directors

Serving as a conduit of views, concerns, and issues of Independent Directors to the Chair and Vice Chair

Board and Committee Oversight of Risk

One of the many duties of the Board is to oversee the Company’s risk management policies and practices to ensure that the appropriate risk management systems are employed throughout the Company. The Company faces a broad array of risks, including but not limited to credit, liquidity, interest rate/market, operational, strategic, compliance/legal/regulatory and reputational risks. The Board of Directors of the

Eagle Bancorp, Inc.	15	2019 Proxy Statement

Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These directors, as well as the directors of the Bank, working through numerous committees of the Company and Bank, review and approve the policies of the Company and Bank. The Boards of Directors regularly review the minutes and other reports from the various Board Committees of the Company and Bank. The Board exercises its role of risk oversight in a variety of ways, including the following:

Board of Directors

•           Monitors overall corporate performance, including financial results, the integrity of financial and other controls, and the effectiveness of the Company’s legal, credit, compliance and enterprise risk management programs, risk governance practices, and risk mitigation efforts.

•           Oversees management’s implementation and utilization of appropriate risk management systems at all levels of the Company.

•           Reviews risks in the context of the Company’s annual strategic plan and the annual budget review.

•           Receives reports from management on and routinely considers critical risk topics, including: operational, financial, regulatory, strategic, security, personnel, legal, reputational, and technology/cybersecurity.

Audit Committee

•           Assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of the Company’s compliance policies and programs.

•           Oversees qualifications, performance and independence of our Company’s independent registered public accounting firm.

•           Oversees performance of our Company’s Internal Audit function and reviews reports from the Chief Audit Executive.

•           Oversees the Company’s consolidated financial statement preparation.

•           Reports its discussions to the full Board for consideration and action when appropriate.

•           Reviews and approves related party transactions.

Governance and Nominating Committee

•           Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance structures and processes.

•           Conducts an annual evaluation of the Company’s governance practices.

•           Evaluates director performance.

•           Reports its discussions to the full Board for consideration and action when appropriate.

•           Determines compensation of non-employee directors.

Compensation Committee

•           Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s compensation programs and practices.

•           Reviews the design and goals of the Company’s compensation programs and practices in the context of possible risks to the Company’s financial and reputational well-being.

•           Reviews the Company’s strategies and supporting processes of management succession planning, leadership development, and executive retention.

•           Reports its discussions to the full Board for consideration and action when appropriate.

•           Approves SEIP (“Senior Executive Incentive Plan”), LTIP (“Long Term Incentive Plan”) and Executive Officer compensation and benefits.

The Board of Directors has adopted written charters of the Audit, Governance and Nominating, and Compensation Committees. Copies of the Committees’ charters can be found at http://ir.eaglebankcorp.com/govdocs.

Eagle Bancorp, Inc.	16	2019 Proxy Statement

Meetings, Committees, and Procedures of the Board of Directors

Our Board of Directors met eleven (11) times for regularly scheduled meetings during 2018. All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and all committees on which such member served during 2018 or any portion thereof.

The Board of Directors has a standing Audit Committee, Compensation Committee and Governance & Nominating Committee. The following table sets forth the membership of these committees at December 31, 2018 and meeting information for each of these committees during the fiscal year ended December 31, 2018. Following is a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance & Nominating Committee
Leslie M. Alperstein, Ph.D.	X	X
Dudley C. Dworken		X
Harvey M. Goodman		X
Ronald D. Paul
Norman R. Pozez(1)	X	X	C
Kathy A. Raffa(2)	C		X
Susan G. Riel
Donald R. Rogers
Leland M. Weinstein(3)	X	C	X
Number of Meetings in 2018	17(4)	3	3

Footnotes:

C denotes Chair of Committee.

(1)                  Mr. Pozez also served as Vice Chair of the Company until March 21, 2019, at which date he became Chair.

(2)                  Ms. Raffa joined the Board of Directors of the Company in February 2018.

(3)                  Mr. Weinstein also serves as Lead Director of the Company.

(4)                  5 regular meetings and 12 meetings to review and approve terms of related party transactions.

Audit Committee

The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm (occasionally referred to as the “independent accountants”) the approval of all audit, review and attestation services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures, including review and approval of quarterly and annual filings with the Securities and Exchange Commission on Forms 10-Q and 10-K and internal audit departments plans and reports. It also reviews audit reports with the Company’s independent accountants. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by Nasdaq for audit committee members in Rule 5605(c)(2)(A). The Board of Directors has determined that Ms. Raffa and Dr. Alperstein are “audit committee financial experts” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants. Non-audit services are only provided by the independent auditors to the extent permitted by law. Pre-approval is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the

Eagle Bancorp, Inc.	17	2019 Proxy Statement

committee prior to the commencement of the non-audit services. The Audit Committee is also responsible for the appropriate review and approval of related party transactions.

Compensation Committee

The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers, among others. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers, and for establishing compensation philosophy. Each of the members of the Compensation Committee is independent, as determined under the definition of independence adopted by Nasdaq for compensation committee members in Rule 5605(d)(2)(A). The Committee is also responsible for succession planning for the Company and the Bank.

For further information on the role of the Committee, see page 44.

During 2018, the Compensation Committee retained and worked with Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions.

Governance & Nominating Committee

The Board of Directors has a standing Governance & Nominating Committee, consisting of three members of the Board of Directors who are “independent directors” within the meaning of Nasdaq Rule 5605(a)(2). The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of Directors of director candidates for nomination for election by the shareholders, the evaluation of sitting directors and the setting of compensation for independent directors.

The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the Governance & Nominating Committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, market knowledge, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, expertise in technology, cybersecurity and risk management or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director, but strongly recognizes the benefits of having directors with diverse backgrounds and perspectives. In the last several years, two female directors have been added to both the Company and Bank Boards, and three additional female directors have been named to the Bank Board. To date, the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, on the same basis as candidates proposed by the Governance & Nominating Committee, the Board or other sources. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Corporate Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all

Eagle Bancorp, Inc.	18	2019 Proxy Statement

candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

In addition, the Governance & Nominating Committees regularly discusses the contributions of the persons then serving as directors, to ensure alignment with the strategic and tactical directions of the Company. Formal evaluations are conducted biannually.

Risk Management

The Board takes risk management and its oversight responsibilities very seriously. As a bank and as a public company, it is particularly prudent to do so.  The Company accepts a certain degree of risk with each business decision it makes.  As a company that provides general commercial and consumer banking services, the company must uphold the highest standards.  The Board recognizes that risk management does not eliminate risk, but seeks to achieve an appropriate balance of risk and return.  Recognizing the risk inherent in the Company’s business and managing those risks within the Company’s risk appetite is critical to optimizing shareholder value and ensuring a safe and sound operation of the Company.

The Company has a number of management committees supporting the risk management program, but to date there has not been a Committee of the Board to which the responsibility has been delegated. The entire Board continues to provide risk management oversight. Bank Board and management Committees provide focus on certain risk categories such as strategic, interest rate, liquidity, operational, legal, compliance and regulatory, credit, and reputational risks.

It is the Company’s policy to instill a culture of risk management throughout the organization by integrating top-down direction and governance with bottom-up business line commitment and accountability.  Senior executives and other key executives meet regularly to review and discuss risk management, with updates, dashboards and unbridled discussion. Board and management committees, comprised of managers and representatives of Senior Staff, seek to identify and address issues with the people who are “in the trenches.” This ensures that we consider risks and how to mitigate them both from the “50,000 foot view” and from “the weeds.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability, or other unfavorable features, and for transactions described under “Director Compensation” and “Certain Relationships and Related Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Shareholder Communications

If you wish to communicate with the Board of Directors or an individual director, you can (a) write to Eagle Bancorp, Inc., 7830 Old Georgetown Road, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary, or (b) email to jcornett@eaglebankcorp.com, (c) call (301) 986-1800 or (d) go to www.ir.eaglebankcorp.com, click “Contact Us” in the upper right hand corner. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to the ordinary course of conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic.

Eagle Bancorp, Inc.	19	2019 Proxy Statement

Director Attendance at the Annual Meeting

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend because of personal or family illness or pressing matters. All of the nine directors in office at the time attended the 2018 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

1.              reviewed and discussed with management the audited consolidated financial statements and the auditors’ report on internal controls included in the Company’s Annual Report on Form 10-K;

2.    discussed with Dixon Hughes Goodman LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.              received the written disclosures and letter from Dixon Hughes Goodman LLP as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Dixon Hughes Goodman LLP, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Dixon Hughes Goodman LLP is compatible with the auditor’s independence.

Members of the Audit Committee
Kathy A. Raffa, Chair
Leslie M. Alperstein	Norman R. Pozez	Leland M. Weinstein

Director Compensation

The following table sets forth information regarding the annualized rate of compensation approved to non-employee directors of the Company during the year ended December 31, 2018 for service as members of the Company and Bank Boards of Directors. Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

Eagle Bancorp, Inc.	20	2019 Proxy Statement

2018 Component	Annualized Amount ($)
Annual Cash Retainer – Company	$10,000
Annual Cash Retainer – Bank	$ 5,000
Annual Committee Chair Retainers:
• Audit	$30,000
• Compensation	$15,000
• Governance & Nominating	$50,000
Annual Lead Director Retainer	$50,000
Annual Vice Chair Retainer	$265,000
Board or Committee Per Meeting Fee – Company	$1,500 - $3,000
Board or Committee Per Meeting Fee – Bank	$1,000 - $1,500

The following table sets forth the actual amounts of compensation paid to each non-employee director for service as a member of the Board of Directors of the Company in 2018.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation(3)	Total
Leslie M. Alperstein, Ph.D.	$63,000	$238,173	$--	$6,019	$307,192
Dudley C. Dworken	$86,000	$238,173	$--	$3,845	$328,018
Harvey M. Goodman	$59,500	$238,173	$--	$2,808	$300,481
Norman R. Pozez	$347,833	$238,173	$--	$2,858	$588,864
Kathy A. Raffa	$74,000	$238,173	$--	$3,103	$315,276
Donald R. Rogers	$43,000	$238,173	$--	$4,810	$285,983
Leland M. Weinstein	$163,000	$238,173	$--	$2,023	$403,196

Footnotes:

(1)     Represents the grant date fair value of shares of restricted stock awarded during 2018. At December 31, 2018, the non-employee directors had unvested shares of restricted common stock as follows: Dr. Alperstein – 3,940 shares; Mr. Dworken – 3,940 shares; Mr. Goodman – 3,940 shares; Mr. Pozez – 3,940 shares; Ms. Raffa – 3,940; Mr. Rogers – 3,940 shares; and Mr. Weinstein – 3,940 shares.

(2)                  At December 31, 2018, there were no outstanding option awards, vested or unvested, held by non-employee directors.

(3)                  Premiums on long term care insurance provided to non-employee directors.

During 2018, each non-employee director of the Company received annual retainers of $15,000 in cash in the aggregate, for service as a member of both the Company and Bank Board of Directors, plus a cash fee of $1,500 for each meeting attended of the Board of Directors of the Company or a committee of the Company Board, and a cash fee of $1,000 for each meeting attended of the Board of Directors of the Bank or a committee of the Board of the Bank. The Chair of the Audit Committee earned a retainer of $30,000. The Chair of the Compensation Committee earned a retainer of $15,000. The Chair of the Governance and Nominating Committee earned a retainer of $50,000 and meeting fees of $3,000, instead of $1,500. The Lead Director received a retainer of $50,000 and the Vice Chair received a retainer of $265,000. The per meeting fees payable to Chairs of certain Bank level committees ranged from $1,000 to $1,500 in 2018. In 2018, an aggregate of $839,833 in cash retainers and meeting fees were paid to members of the Board of Directors of the Company (other than Mr. Paul, and Ms. Riel) for service on the Board of Directors of the Company and Bank, and $352,667 in cash retainers and meeting fees was paid to members of only the Board of Directors of the Bank for such service. In February 2018, each non-employee director of the Company was awarded 3,940 shares of restricted stock. Each non-employee director serving only on the Bank Board of Directors received an award of 943 shares of restricted stock. All of these awards vest in three annual installments commencing on the first anniversary of the date of grant.

Eagle Bancorp, Inc.	21	2019 Proxy Statement

In February 2019, each non-employee directors of the Company were awarded shares of restricted stock as follows: Dr. Alperstein – 4,698 shares; Mr. Dworken – 4,698 shares; Mr. Goodman – 4,698 shares; Mr. Pozez – 9,863 shares; Ms. Raffa – 5,380 shares; Mr. Rogers – 4,698 shares; and Mr. Weinstein – 5,380 shares. Each non-employee director of only the Bank was awarded 1,124 shares of restricted stock, except that one Bank-only director was awarded 2,690 shares of restricted stock. All of these awards vest in three annual installments commencing on the first anniversary of the date of grant. For 2019, each non-employee director of the Company is entitled to receive annual retainers of $15,000 in cash in the aggregate, for service as a member of both the Company and Bank Board of Directors, plus a cash fee of $1,500 for each meeting attended of the Board of Directors of the Company or Bank or a committee of the Company Board, and a cash fee of $500 for each Bank management committee meeting attended. The Chairs of Bank level committees will be entitled to a $3,000 per meeting fee in 2019. The Chair of the Audit Committee is entitled to a retainer of $50,000. The Chair of the Compensation Committee is entitled to a retainer of $20,000. The Chair of the Governance and Nominating Committee is entitled to a retainer of $50,000. The Lead Director is entitled to a retainer of $85,000. The Chairs of Bank level committees will be entitled to a $3,000 per meeting fee in 2019.

The Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Charles D. Levingston, CPA

Mr. Levingston, 39, Executive Vice President and Chief Financial Officer of the Bank and Company since April 2017, previously served as Executive Vice President of Finance at the Bank. Mr. Levingston, a Certified Public Accountant, served in various financial and senior management roles at the Bank prior to his current role. Mr. Levingston joined the Bank in January 2012, and previously worked at The Federal Reserve Banks of Atlanta and Philadelphia as a commissioned Bank Examiner, and at PriceWaterhouseCoopers as a Manager in the Advisory practice. He has over 17 years of experience in the banking industry.

Antonio F. Marquez

Mr. Marquez, 60, Executive Vice President and Chief Lending Officer - Commercial Real Estate of the Bank and Executive Vice President of the Company, joined the Company in August 2011. Mr. Marquez has over 35 years of experience in the banking industry. Prior to joining the Company, he established the real estate lending franchise for HSBC for the Washington, DC market. Earlier he was the head of Commercial Real Estate lending at Chevy Chase Bank from 1997 to 2005 and previously held various lending positions at The Riggs National Bank in Washington, DC after starting his career at the Chase Manhattan Bank in New York.

Lindsey Rheaume

Mr. Rheaume, 58, Executive Vice President and Chief Lending Officer – Commercial and Industrial of the Bank and Executive Vice President of the Company, joined the Company in December 2014. Prior to joining the Company, he served as Relationship Executive for JPMorgan Chase, responsible for business development in the Washington, DC, suburban Maryland and Northern Virginia market. Previously, he served as Executive Vice President and Commercial Lending Manager at Virginia Commerce Bank, which was acquired by United Bankshares, Inc. in 2014, where he managed the bank’s entire commercial and industrial lending activities. Earlier in his career, he held various senior commercial lending, credit, and leadership positions with SunTrust Bank, GE Capital and Bank of America.

Janice L. Williams, Esquire

Ms. Williams, 62, Executive Vice President and Chief Credit Officer of the Bank and Executive Vice President of the Company, has served with the Company as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003. Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland.

Eagle Bancorp, Inc.	22	2019 Proxy Statement

Open Letter from Compensation Committee Chair

Dear Reader,

The Company is committed to maintaining a balanced compensation program designed to fairly reward pay for performance, align management’s interests with those of our shareholders and lead to the long term success of the company.

The Compensation Committee is composed solely of independent directors. It is our responsibility to design and execute competitive compensation programs that further the interests of shareholders and demonstrate strong pay for performance alignment. It is also our responsibility to ensure that your views on executive compensation are heard and considered. During 2018, we continued our practice of the past several years and conducted an outreach program with our major shareholders. Based on the feedback received from those shareholder engagements, we have over the last several years adopted a number of key changes to our compensation plan design and administration. As a result, the compensation program is more formulaic in design and includes long term performance based equity awards as well as short-term equity awards and cash incentives.  Some components were adopted immediately in full (such as adopting a pure double trigger in the event of a change in control) while others were phased in over several years (such as the ratio of performance-vested share awards to time-vested share awards.)

We seek to be transparent in describing our compensation practices, including the clear disclosure of goals and actual performance on the various metrics measured in our Senior Executive Incentive Plan.

The Compensation program described in the following Compensation Disclosure and Analysis reflects the guidance received through our shareholder engagement process as well the advice of our independent compensation consultant. We are committed to evolving a sound and competitive compensation program which will align with the long term interests of our shareholders.

Leland M. Weinstein

Chair, Compensation Committee

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about the 2018 compensation for our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers in 2018:

•                  Ronald D. Paul, our President and Chief Executive Officer (and Chair). Mr. Paul retired March 20, 2019.

•                  Charles D. Levingston, our Executive Vice President and Chief Financial Officer.

•                  Antonio F. Marquez, our Executive Vice President, Chief Lending Officer – Commercial Real Estate.

•                  Susan G. Riel, our Senior Executive Vice President and Chief Operating Officer. Effective March 21, 2019, Mrs. Riel became Interim Chief Executive Officer and President.

•                  Janice L. Williams, our Executive Vice President and Chief Credit Officer.

Compensation information for our named executive officers is presented in the compensation tables following this Compensation Discussion and Analysis.

Eagle Bancorp, Inc.	23	2019 Proxy Statement

This Compensation Discussion and Analysis describes our executive compensation program for 2018. It also describes how the Compensation Committee (the “Compensation Committee”) arrived at the specific compensation decisions for our named executive officers, and discusses key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Record Setting Financial Performance

2018 Financial Results and Operating Highlights

The Company, headquartered in Bethesda, Maryland, was incorporated under the laws of the State of Maryland on October 28, 1997, to serve as the bank holding company for EagleBank. The Company was formed by a group of local businessmen, including our former CEO, Ronald Paul, and professionals with significant prior experience in community banking in the Company’s market area, together with an experienced community bank senior management team.

The Company has a long history of sustained high performance. The Company has achieved a streak of 40 consecutive quarters of record earnings on an operating basis. As shown in the graph below, our total shareholder return has outperformed the S&P 500 Index and the KBW Nasdaq Regional Banking Index over the most recent five-year period. During the last year the stock price performance of the financial sector was negatively impacted by the dynamic interest environment. However our stock price outperformed our peer group of companies, as reflected by the KBW Nasdaq Regional Banking Index.

	Period Ending
Index	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
Eagle Bancorp, Inc.	100.00	115.96	164.77	198.99	189.03	159.03
Nasdaq Composite Index	100.00	114.75	122.74	133.62	173.22	168.30
S&P 500 Index	100.00	113.69	115.26	129.05	157.22	150.33
KBW Nasdaq Regional Banking Index	100.00	102.42	108.48	150.8	153.45	126.59

The Company continues to show increasing net income, revenue and earnings per share. Tangible book value per share also continues to show strong growth over one, three and five years.

Eagle Bancorp, Inc.	24	2019 Proxy Statement

This performance continues the Company’s historical trend of ongoing improved performance. In addition, the Company has achieved strong five-year compound annual growth rates (“CAGR”) in several key areas, including:

•                  5-Year CAGR of Net Income:  27%

•                  5-Year CAGR of Revenue:  15%

•                  5-Year CAGR of Earnings Per Diluted Share:  20%

•                  5-Year CAGR of Tangible Book Value Per Share:  18%

•                  5-Year CAGR of Deposits:  17%

•                  5-Year CAGR of Loans:  19%

Eagle Bancorp, Inc.	25	2019 Proxy Statement

Footnote (Return on Average Assets Table):

(1)                  For the year ended December 31, 2017, operating earnings exclude one-time charges to reduce the carrying value of net deferred tax assets by $14.6 million, required as a result of the reduction in corporate income tax rates to 21% in The Tax Cut and Jobs Act (the “Tax Act”). Reconciliations of GAAP earnings to operating earnings are contained in our 2017 Form 10-K.

Shareholder Feedback

We continued our enhanced investor outreach programs in 2018. We contacted our 30 largest institutional shareholders and substantively engaged with many of them. We appreciate the perspectives our shareholders have on our compensation program and practices and have implemented a number of changes to our program in prior years. During our engagement process in 2018, our shareholders were generally pleased with the structure of our compensation program and the level of executive compensation as compared to the performance of the company. We remain committed to providing compensation that motivates and rewards our corporate success and the success of our shareholders. We believe the adjustments made in response to shareholder feedback will enhance that effort. Below is a summary of the key elements of our compensation program:

Eagle Bancorp, Inc.	26	2019 Proxy Statement

Compensation Practice	Eagle Bancorp Policy/Program
Pay for Performance

We require that a significant portion of our executive officer’s cash and equity compensation be based on performance and “at risk.” Our Senior Executive Incentive Plan allows our senior executives to earn a cash award based on achievement of Company and individual performance goals, and 50% of equity awards under our LTIP are based on performance over a three year period. The SEIP is designed to provide cash incentives on a formulaic basis, subject to caps. The Compensation Committee considers performance relative to our strategic plan and budget as well as relative to peers in making pay decisions for our executives.

Double Trigger in the event of a change in control	Our senior executives’ employment agreements contain pure double trigger provisions in the event of a change in control.
Robust Stock Ownership Policy	We have a policy mandating ownership by the CEO, directors and executive officers, based on a multiplier of their respective base salary or annual retainer.
Prohibit Hedging of Company Stock	We have a policy prohibiting executive officers and members of the Board of Directors from engaging in transactions intended to hedge or offset the market value of Company stock owned by them.
Restrict Pledging of Company Stock	We have a policy restricting the amount of Company stock executive officers and members of the Board of Directors may pledge as collateral.

2018 Advisory Vote on Executive Compensation

At our 2018 Annual Meeting of Shareholders, we conducted a non-binding advisory vote of our shareholders (“Say-on-Pay” vote) to approve the compensation of the named executive officers. At that meeting, 96% of the votes cast were voted in approval of the compensation of the named executive officers. These results substantiate our belief that we have adopted compensation practices consistent with our shareholder’s interests and commensurate with our performance.

Some shareholders appreciated our pay for performance alignment and valued the level of insider ownership. Investors expressed a desire for us generally to maintain our increased disclosures on how the Compensation Committee made its decisions.

The Company is committed to continuing its engagement with our shareholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices.

Consistent with the preference of our shareholders, as reflected in the advisory vote on the frequency of Say-on-Pay votes conducted at our 2017 Annual Meeting of Shareholders, our Board of Directors believes it is appropriate to conduct annual shareholder non-binding advisory votes regarding our executive compensation programs.

Compensation Philosophy

We design our executive compensation program to be driven by performance, rewarding our executives for creating value for shareholders, and represent sound governance principles. The following sets forth the best practices that we adhere to in designing and determining our executive compensation.

Our compensation philosophy provides the guiding principles for structuring compensation programs that embody these values. The policies and underlying philosophy governing the Company’s executive compensation plan, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•                 Maintain a compensation program that is equitable in a competitive marketplace.

•                 Provide compensation opportunities that provide the ability to vary pay in line with performance.

•                 Encourage achievement of long term strategic objectives and enhancement of shareholder value.

•                 Recognize and reward individual initiative and achievements.

Eagle Bancorp, Inc.	27	2019 Proxy Statement

•                 Maintain an appropriate balance between base salary and short and long term incentive opportunity.

•                 Allow the Company to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive total compensation commensurate with performance by the Company and the individual. Our goal is to provide pay for performance through annual and long term incentives that reward a combination of strategic and financial achievements as well as our performance relative to industry peers. The Compensation Committee annually considers the Company’s performance when setting pay. Goals for specific components include:

•                 Base salaries for executives are generally targeted at the 50th percentile of high performing peers with variation reflective of each executive’s role, performance, experience and contribution.

•                 The Senior Executive Incentive Plan targets cash compensation to align with performance. High performance is expected to result in pay that is aligned with our performance relative to peers/industry. Performance below goals and peers is designed to result in pay below median.

•                 Long term incentives in the form of time-vested restricted stock are granted based on a look-back on the prior year’s performance. The Compensation Committee believes that time-based vesting incentivizes retention, supports our ownership goals and encourages shareholder alignment. Time-vested equity is awarded when target goals are met, with the potential for higher awards when goals are exceeded.

•                 Long term incentives that provides performance-vested restricted stock units (occasionally referred to as “PRSUs”) that will vest based on future Company performance relative to specific financial metrics as compared to companies in the KBW Nasdaq Regional Banking Index (KRX) and/or Company performance as compared to budget, over a three-year timeframe.

•                 Our current practice is to target 50% of equity based compensation potential through awards vesting over time, and 50% through performance based awards with a multi-year performance period.

•                 Benefits and perquisites are not a significant component of total 2018 compensation.

The Compensation Committee is committed to tying compensation to performance and ensuring that compensation, both cash and equity, is commensurate with our financial results and ranking relative to peers. The Committee believes the Company’s current executive team is of extremely high caliber and contributed significantly to the Company’s strong historical growth and impressive continued performance. As indicated in the Executive Summary, the Company has consistently exceeded peer performance. Rewarding, motivating and retaining a strong executive team is critical to the continued success of the Company. The Compensation Committee is confident that its decisions provide compensation commensurate with performance.

Our Compensation Drivers

In determining compensation levels, we utilize five key drivers:

•                      Incentive plans are designed to encourage achievement of our strategic business goals and reinforce our business values. All our incentive pay programs and decisions are filtered through the perspective of ensuring sound compensation practices that do not encourage inappropriate risk-taking or result in excessive compensation.

•                      Pay levels should be fair and internally equitable. Fairness is vital in all compensation programs and results. We do not discriminate in the creation or implementation of pay programs. Pay is based on demonstrated performance, skills, commitment and results.

•                      We pay for performance and the attainment of our vision, business strategy, operating imperatives and results. A meaningful percentage of overall executive compensation is based on Company and individual performance. Our compensation programs are geared to performance as the basis of determining pay. Our incentive plans are designed to drive prudent individual and enterprise performance.

•                      We recognize the impact of the individual. Not all positions have the same level of responsibilities, require the same skills and qualifications or have the same effect on the Company. Our compensation programs enable us to reward both Company results and individual performance

Eagle Bancorp, Inc.	28	2019 Proxy Statement

in furtherance of our philosophy of being fair and paying for performance and thus motivate our officers to perform and succeed as reflected in our stated goals.

•                 We are mindful of the market. The market sets the framework for opportunity. Then it is Company and individual achievements that drive the payouts and awards. We seek to provide market-based compensation commensurate with performance, to attract and retain top executive talent, while providing value to shareholders.

Our Pay Mix

The cornerstone of our executive compensation program is competitive pay for demonstrated performance. We seek to ensure that the compensation received by our executives is aligned with our performance, and that a meaningful portion of our executives’ pay is contingent on the achievement of annual and forward-looking long term performance goals that drive our success as a Company and accordingly, add value for our shareholders.

For example, our CEO 2018 target and actual cash incentive and compensation mix are shown below:

SEIP Cash Incentive Payout 2018

Target:	Actual:
$2,167,614	$3,020,122

2018 CEO Actual Compensation Mix ($5,990,397)

16.1%
16.1%
16.1%*
1.3%
50.4%*
Salary (16.1%)
SEIP Cash Bonus (50.4%) *
All Other Compensation (1.3%)
Time Vested Equity (16.1%) *
Performance Vested Equity (16.1%) *

* 82.6% of compensation was at-risk

CEO Pay Ratio

Rules of the Securities and Exchange Commission (“SEC”) require most publicly traded companies to provide information regarding the relationship of the median annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of Mr. Paul, our Chief Executive Officer through March 20, 2019.

SEC rules require us to determine our median employee only once every three years, provided that there have been no material changes in our employee population or employee compensation arrangements

Eagle Bancorp, Inc.	29	2019 Proxy Statement

that we reasonably believe would result in a significant change to our pay ratio disclosure. We first identified the median employee by calculating the total cash compensation of all persons who were employed by us as of December 31, 2017, including full time and part time employees. We considered regular pay for salaried and hourly employees, overtime, and taxable cash benefits, including cash incentive payments, phone and auto allowances, and referral fee income, for the year ended December 31, 2017, as reflected by our internal payroll records. We did not consider equity compensation or non-taxable compensation in selecting the median employee. We made annualizing adjustments to the compensation of full time employees who joined us mid-year.

We then ranked the 2017 compensation received by all of the employees in our employee population other than our CEO to determine our median employee.

Because we do not believe that there have been any material changes in our employee population or employee compensation practices that we reasonably believe would result in a significant change in our CEO pay ratio disclosure, we are using the same median employee for the 2018 pay ratio disclosure. We calculated our median employee’s 2018 annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.

Based on this methodology, we determined that:

•                      The annual total compensation of our median employee was $88,159.

•                      The annual total compensation of Mr. Paul, our Chief Executive Officer, was $5,990,397.

•                      The ratio of Mr. Paul’s total compensation for 2017 to that of the median employee was 68 to 1.

Readers should note that because different companies may determine their median employee based on different factors and using different adjustments, assumptions or exclusions, our pay ratio may not be comparable to the pay ratio disclosed by other companies.

Compensation Components

The key components of our 2018 executive compensation program for all named executive officers consisted of a base salary, the SEIP, a Long Term Incentive Plan, a 401(k) Plan, and for certain named executive officers other than Mr. Paul and Mr. Levingston, a nonqualified supplemental executive retirement benefit program. The Committee typically reviews and determines executive compensation in the first quarter of the year. However, due to circumstances that arise during the year, the Committee may adjust or approve a compensation component at other times during the year, as warranted.

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Eagle Bancorp, Inc.	30	2019 Proxy Statement

The following table outlines the major elements of 2018 total compensation for our NEOs:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance- Based	Short/Long Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Reflects individual experience, performance and contribution of each executive	Fixed	Short Term
Annual Cash SEIP	Encourages achievement of short term strategic and financial performance metrics that create long term shareholder value	Based on achievement of short term, predefined corporate performance objectives and an assessment of individual performance	Performance-Based	Short Term
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare and 401(k) benefits on the same basis as our general employee population	N/A	Fixed	Short Term
Long Term Incentive Plan	Aligns executives’ interests with shareholders, motivates and rewards long term sustained performance, and creates a retention incentive through multi-year vesting	Award amount is determined by the Compensation Committee based on Company and individual performance A portion of the award is contingent on future 3-year performance	Performance-Based	Long Term
Senior Executive Retirement Plan	Provides income security into retirement and creates a retention incentive through multi-year vesting	N/A	Fixed	Long Term

Pay Practices Aligned with Compensation Philosophy

We believe the effectiveness of our compensation program is dependent upon our pay practices corresponding to our compensation philosophy. The table below illustrates this strong relationship and further underscores our commitment to maintaining an executive compensation program that is consistent with best practice.

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Eagle Bancorp, Inc.	31	2019 Proxy Statement

STRONG ALIGNMENT WITH SHAREHOLDERS (WHAT WE DO)

Compensation philosophy

We believe our compensation philosophy promotes a best practice approach to compensation, including: (i) tying pay to performance and aligning with shareholder interests; (ii) attracting, retaining, and properly motivating top talent; (iii) integrating risk with compensation; (iv) maintaining strong governance; and (v) transparency.

Hedging/pledging policy

Senior executives are prohibited from any hedging of our shares, unvested restricted stock, or unexercised options, including through short sales.

Senior executives are prohibited from pledging more than 50% of their shares as collateral and such pledged shares cannot represent more than 25% of such executive’s net worth.

Pay at risk The majority of NEO compensation is “at-risk” and contingent on achievement of business goals that are integrally linked to shareholder value and safety and soundness.

Clawback policy

The Company reserves the right to clawback compensation (cash and equity) based on materially inaccurate financial statements, or whenever required by applicable law, regulation, or exchange listing standard.

Use of variable compensation in deferred equity.

Significant portions of NEO variable compensation is deferred in Company common stock that vests over a 3-year period. Value of equity at vesting is based on stock price at that time (in addition to achievement of pre-established goals for PRSUs).

Competitive benchmarking

To make informed decisions on pay levels and pay practices, we benchmark ourselves against our peer group of highly performing, similarly situated banks. We believe external market data is an important component of maintaining pay practices that will attract and retain top talent, while driving shareholder value.

Risk events impact pay In making pay decisions, we consider material risk and control issues, and make adjustments to compensation, if appropriate.	Responsible use of equity We manage our equity award program responsibly, using only approximately 0.40% of weighted average diluted shares in 2018.

Share ownership guidelines

Senior executives, including NEOs, are required to own a minimum of shares of our common stock with a value equal to twice their base salary; the CEO must own a minimum of six times his base salary.

Shareholder outreach

Each year, we solicit feedback from our top shareholders on our compensation and governance programs and practices. The Compensation Committee considers this feedback when making compensation decisions.

2018 Programs and Pay Decisions

2018 was another outstanding performance year for the Company, as we exceeded our financial objectives and ranked among the top of our industry peers on many fronts. Our 2018 executive compensation awards reflected both financial and operational results that the Board determined were in line with or exceeded our long term strategic objectives. The connection between our performance results and named executive officer compensation awards continues to be at the forefront of the Compensation Committee’s decision-making. In addition to financial performance, the Compensation Committee also takes into account risk management practices within the organization, including results of federal and state regulatory examinations and internal control matters that may arise from internal and independent audits throughout the year.

In making pay decisions, the Compensation Committee reviews Company, peer and individual performance as well as the results of market survey data prepared by Compensation Advisors, the Compensation Committee’s outside compensation consultant. Below is a summary of our 2018 compensation programs and pay decisions with respect to the compensation of the named executive officers:

Eagle Bancorp, Inc.	32	2019 Proxy Statement

•                 Base Salaries

The Compensation Committee believes that base salaries for named executive officers should be targeted at market competitive levels, generally at the 50th percentile but also considering experience and performance of the individual executive. Base salaries are reviewed annually and adjusted based on our review of market data and assessment of individual executive performance.

Named Executive Officer	2018 Base Salary	2019 Base Salary
Ronald D. Paul	$963,384	$1,001,919 (1)
Charles D. Levingston	$342,000	$383,040
Antonio F. Marquez	$421,350	$463,485
Susan G. Riel	$527,883	$570,114
Janice L. Williams	$423,725	$466,098

(1) Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

•                 Senior Executive Incentive Plan

The SEIP was established to reward our executives for achieving or exceeding predefined performance goals. In 2018 all named executive officers participated in the SEIP. Under the SEIP, an executive is eligible to earn an award based on achievement of Company and individual performance objectives. This plan serves to place a significant portion of each NEOs compensation “at risk.” The SEIP does not contain any discretionary component, incorporates a formulaic approach and includes caps (or maximum payouts) on the amount that can be earned.

The Compensation Committee defines performance measures and goals for each executive. The performance measures support our strategic plan and are allocated to executives to create accountability and ensure rewards are tied to our financial and strategic success. The performance measures and weights applicable to our named executive officers are summarized in the table below:

2018 Performance Measure	Mr. Paul	Mr. Levingston	Ms. Riel	Mr. Marquez	Ms. Williams
Adjusted Net Income	25%	20%	20%	15%	10%
Efficiency Ratio (KRX Median)	15%	25%	20%
EPS Growth (KRX Median)	20%
Strategic Alignment		20%	20%
Annual Average Loan Growth for Division CRE				25%
Growth of Annual Average/Portfolio of Deposit Penetration and Deposit Only Relationships – Division CRE				20%
Non-Performing Assets					30%
Expenses (Non-Interest Expenses)			20%		15%
Return on Common Equity (KRX Median)	15%
Net Interest Margin		15%		20%
Charge Offs					25%
Department/Individual Performance	25%	20%	20%	20%	20%

Specific performance goals and a range of performance for each measure are defined at the start of the performance period. Below we summarize the performance ranges for each measure, actual performance and the payout percentage used to calculate the incentive payout for each named executive officer.

Eagle Bancorp, Inc.	33	2019 Proxy Statement

Performance Measure	Threshold	Target	Target Plus	Actual Performance (Adjusted)
Adjusted Net Operating Income	$127,022,453	$149,438,180	$171,853,907	$155,594,364
Efficiency Ratio (KRX Median)	63.45%	55.17%	46.89%	37.32%(1)
EPS Growth (KRX Median)	33.32%	39.20%	45.08%	51.4%(1)
Annual Average Loan Growth for Division CRE	$550,077,929	$647,150,505	$744,223,081	$432,780,950(1)
Growth of Annual Average/Portfolio of Deposit Penetration and Deposit Only Relationships– Division CRE	$364,931,390	$429,331,047	$493,730,704	$127,758,000(1)
Non-Performing Assets	$28,581,818	$24,853,755	$21,125,692	$17,670,958(1)
Expenses (Non-Interest Expenses)	$155,560,730	$135,270,200	$114,979,670	$123,288,901
Return on Common Equity (KRX Median)	9.01%	10.60%	12.19%	14.89%
Net Interest Margin	3.48%	4.09%	4.70%	4.10%
Charge Offs	$13,892,553	$12,080,481	$10,268,409	$3,474,895(1)

Footnote:

(1)                 Not adjusted.

Participants receive a pay out of incentive awards at, above or below target, depending on performance results of each performance goal as may be adjusted in accordance with the Plan. Performance must be at least 15% above target goals to achieve target-plus payouts.

Reflecting our above-target performance for the year, the named executive officers received incentive cash payments under the SEIP that were 56% to 147% of their target incentive opportunities.

Named Executive Officer	2018 Incentive Compensation at Threshold	2018 Incentive Compensation at Target	2018 Incentive Compensation at Target Plus	Cap	Actual payout for 2018 Performance
Ronald D. Paul	$1,204,230	$2,167,614	$2,890,152	$3,371,844	$3,020,122
Charles D. Levingston	$102,600	$171,000	$239,400	$307,800	$208,415
Antonio F. Marquez	$252.810	$358,148	$421,350	$526,688	$200,802
Susan G. Riel	$369,518	$501,489	$659,854	$791,824	$652,162
Janice L. Williams	$254,235	$360,166	$423,725	$529,656	$529,656

Payments under the SEIP are subject to the Company’s clawback policy. The Compensation Committee maintains the right to exercise discretion in paying bonuses outside of the SEIP in appropriate circumstances.

Eagle Bancorp, Inc.	34	2019 Proxy Statement

•                 Long Term Equity Compensation – Time Vested

We believe equity ownership aligns our executives with our shareholders, promotes a long term focus on the performance and success of the Company and serves as a powerful means of retaining our high performing executives.

In February 2019, consistent with our historical practice, we granted equity in the form of restricted stock to our named executive officers based on an assessment of Company-wide and individual performance in 2018, as well as direct compensation values in accordance with our market analysis.

To determine the amount of the equity award to a particular executive, that executive’s performance is considered along with payouts he/she earned under our SEIP. We then determine the optimal level of compensation (base salary plus cash incentives plus equity) that we believe each executive should receive. For example, a high performing executive who achieved target-plus performance levels on all of his/her goals, as well as the Company-wide goals, would receive an equity award reflective of the matching percentile compared to peers. The Compensation Committee carefully reviews each executive’s performance as well as the Company’s performance relative to peers. Equity awards also reflect having executives’ pay be in line with performance. Using this methodology, the time-vested equity awards granted to named executive officers in 2019 in respect of 2018 performance, ranged from 55% to 100% of an executive’s base salary.

The 2019 time-vested equity awards vest ratably over three years commencing on the first anniversary of the date of grant. This helps retain executives and ensure they maintain a long term focus on maintaining and improving Company-wide performance. We believe this feature of the plan enhances shareholder value for the long term. Our equity ownership guidelines reinforce our goal for executives to have and hold significant stock.

•                 Long Term Equity Compensation – Performance Vested

In response to comments received from shareholders during our investor outreach in 2015, the Compensation Committee adjusted the Long Term Incentive Plan starting with the 2016 grants in respect of 2015 performance. The new program incorporated performance-based vesting to supplement the use of time-based vesting restricted stock. The 2019 award consists of 50% performance-based restricted stock units and 50% time-vested restricted stock. In February 2019, PRSUs were awarded subject to performance-based vesting following a three-year measurement period, 2019-2021. At the end of the period, two metrics shall be measured to determine vesting. An executive officer may vest in awards related to neither, one or both metrics, depending on the Company

Eagle Bancorp, Inc.	35	2019 Proxy Statement

performance. In order to receive any vesting for this component, the Company needs to perform at a minimum level of performance. The two metrics for the 2019 – 2021 performance grant are:

•                 Average Earnings Per Share (“EPS”) compared to Company Budget; and

•                 Net Interest Margin (NIM) based on the KBW Nasdaq Regional Banking Index (KRX).

Performance shares will vest based on the first metric based on the Company’s average Earnings Per Share (“EPS”) compared to the Company’s annual Budget. Threshold is defined as achieving 75% of budgeted EPS for a year, target is defined as 100%, and stretch (or maximum) is defined as 125%. Performance shares will vest based on the Company’s ranking for the second metric relative to the Index and can range from 50% at threshold to 150% at maximum depending on performance. Threshold is defined as median performance, target is defined as the 62.5% percentile, and stretch (or maximum) is defined as the 75th percentile or greater ensuring we only provide rewards for strong performance. Payouts are interpolated on a straight-line pro rata basis in between these points. If the metric does not reach threshold performance (i.e. 75% of budgeted EPS or median performance of NIM), PRSUs for that metric will not vest. If only the threshold is met for a metric, then 50% of the award shall become vested. If the maximum is met for a metric, then 150% of the target award shall become vested (with points in between measured on a straight-line pro rata basis).

Metrics performance will be calculated and PRSUs vest no later than March 31 of the year following the performance period (i.e. 2021 for the 2018 awards), or as soon thereafter as data is available. An executive must be employed by the Company, on December 31, of the last year of the relevant performance period, and on the vesting date in order to vest in shares underlying a PRSU, except in the event of death, disability or retirement.

The Compensation Committee concluded that the target goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The Long Term Incentive Plan does not include exponential upside for exceeding goals, as there is a maximum award tied to each metric.

The Compensation Committee retains the authority to make adjustments to applicable targets and calculations in the event of extraordinary regional circumstances, such as a regional economic downturn arising from force majeure events. While this authority is not expected to be utilized, the Committee recognized the possibility of an extraordinary regional economic condition. Since the Index includes a national array of banks, the Committee felt that it was important to be able to react to some circumstance uniquely affecting the Washington, DC metropolitan area, such as a terrorist act and the resulting effect on the economy, and therefore, Company performance.

The Long Term Incentive Plan is subject to the Company’s clawback policy.

The 2019 program will continue to include time-vested equity awards as the Compensation Committee believes this not only promotes retention, but also provides an impetus for achieving continued performance. While awarded in part as a result of individual performance, the number of time-vested restricted stock shares awarded to an executive is also based on the overall performance of the Company.

On February 11, 2019 the performance award granted February 18, 2016 vested and shares were paid out at a fair market value of $55.13 as follows:

Eagle Bancorp, Inc.	36	2019 Proxy Statement

Name	Performance Measure	Shares Awarded at Target	Award Level Payout	Award Level% Payout	Share Payout
Ronald D. Paul	Average Annual Earnings Per Share Growth	4,500	Target to Maximum	148%	6,660
	Average Annual Total Shareholder Return	4,500	Below Threshold	0%	–
	Average Annual Return on Assets	4,500	Maximum	150%	6,750
Antonio F. Marquez	Average Annual Earnings Per Share Growth	1,038	Target to Maximum	148%	1,536
	Average Annual Total Shareholder Return	1,038	Below Threshold	0%	–
	Average Annual Return on Assets	1,039	Maximum	150%	1,559
Susan G. Riel	Average Annual Earnings Per Share Growth	1610	Target to Maximum	148%	2,383
	Average Annual Total Shareholder Return	1,610	Below Threshold	0%	–
	Average Annual Return on Assets	1,611	Maximum	150%	2,417
Janice L. Williams	Average Annual Earnings Per Share Growth	987	Target to Maximum	148%	1,461
	Average Annual Total Shareholder Return	988	Below Threshold	0%	–
	Average Annual Return on Assets	987	Maximum	150%	1,482

•                 Supplemental Executive Retirement Plan

The Company also provides certain of its executive officers, including all of the named executive officers other than the former Chief Executive Officer and Chief Financial Officer, with a supplemental retirement benefit, with benefits payable well into retirement years, in order to focus our executives on long term Company performance. This Supplemental Executive Retirement Plan (“SERP”), adopted by the Company in 2013, provides for a lifetime retirement benefit utilizing annuities as a funding source, a program that at the time cost approximately 86% of the cost of similar plans for comparably situated executives that did not utilize annuities. The target retirement age for the benefit is age 67, with reduced benefits prior to age 67. Please refer to the discussion accompanying the Summary Compensation Table and Pension Benefits for additional information regarding the SERP.

•                 401(k) Plan

Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.

•                 Health and Welfare Benefits

We provide health benefits to our executive officers, including the named executive officers, generally on the same basis as all of our full-time employees. These benefits include medical and dental benefits, short term and long term disability insurance, and basic life insurance coverage. The Company also provides long term care insurance coverage to directors and executive officers. We design our employee benefits programs to provide choice and to be affordable and competitive in relation to the market, and to be compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

The Compensation Committee believes our current executive compensation policies and practices are effective in advancing our long term strategic plan, reasonable in relation to our compensation

Eagle Bancorp, Inc.	37	2019 Proxy Statement

peer group and responsible in encouraging the named executive officers to work for meaningful shareholder returns without taking unnecessary or excessive risks.

•                 Deferred Compensation Plan

In 2019, the Compensation Committee committed to providing Mr. Paul with an additional unfunded deferred compensation benefit. This deferred compensation benefit consists of a Company contribution equal to one times Mr. Paul’s 2018 base salary, or $963,384, which is invested in a segregated account invested in securities, insurance polices, mutual funds or other investments. As a result of his retirement Mr. Paul is fully vested in this benefit. Mr. Paul is entitled to all gains of income on the account at vesting, and will bear all losses on the investments. The cost of this benefit was considered in making compensation awards and decisions for Mr. Paul based on 2018 performance.

•                 Employment, Non-Compete and Severance Arrangements

Each of our named executive officers has an employment agreement, which provides for payments upon a change in control of the Company under a pure double trigger. Each named executive officer is also party to a non-compete agreement, which provides for payments following termination without cause or in connection with a change in control, which payments are contingent on compliance with the noncompetition, nonsolicitation and noninterference provisions of the agreement following such termination. None of these agreements provide tax gross-ups. These agreements are described in detail under “Employment and Non-Compete Agreements” following the Summary Compensation Table. The Committee believes that the agreements provide continuity of executive management and employment security, which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

CEO Pay for Performance

We operate in a highly-dynamic business environment, which has been and continues to be characterized by rapidly changing market and customer trends, regulatory changes and requirements, as well as increased expectations from shareholders for meaningful growth without excessive risk taking. To succeed in this environment, our senior leadership must be able to continually refine and enhance products and services; respond to competitive challenges in our markets; attract, satisfy and retain customers; and demonstrate an ability to quickly identify and capitalize on business opportunities.

In establishing our CEO’s compensation, we seek to motivate and reward the achievement of our annual and longer term financial and strategic objectives, and to align the CEO’s compensation with our shareholders’ long term interests. Accordingly, the Compensation Committee focuses on using incentive compensation with long term Company performance implications as a key element of the CEO’s total direct compensation opportunity. By focusing on performance-based pay opportunities tied to specific performance goals, the Compensation Committee seeks to ensure the CEO’s pay is aligned with Company performance and the value provided to our shareholders. The compensation plan rewards the CEO if the Company’s performance is exceptional, because of his or her ability to earn at the higher end of the payouts under the SEIP and receive share awards of restricted stock and PRSUs under the Long Term Incentive Plan. In 2016, the Compensation Committee enhanced the performance-based pay program to include performance-vested equity that will incentivize future performance. The value of his or her awards and his stock ownership will rise and fall over the long term, with our stock performance. We note that 2018 Company performance was not an aberration, but rather a continuation of years of increased success. Mr. Paul’s compensation reflects this exceptional multi-year performance.

Eagle Bancorp, Inc.	38	2019 Proxy Statement

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers, including the named executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers.

The Committee considers information from its compensation consultant and legal counsel, as well our Chief Financial Officer and our Human Resources department to formulate recommendations with respect to specific compensation actions. The Compensation Committee makes all final decisions regarding compensation, including base salary levels, target bonus opportunities, actual bonus payments and equity awards. The Compensation Committee meets on a regularly scheduled basis and at other times, as needed.

The Compensation Committee regularly conducts a review of our executive compensation program to assess whether our compensation elements, actions and decisions (i) are aligned with our vision, mission, values, corporate goals and compensation philosophy, (ii) provide appropriate short term and long term incentives for our executive officers and (iii) are competitive with the compensation of the executive in comparable positions at the companies with which we compete for executive talent.

As part of this process, the Compensation Committee takes into consideration the CEO’s recommendations for NEOs other than the CEO and a competitive market analysis prepared by its independent compensation consultant. In the course of its deliberations, the Compensation Committee also considers competitive positioning, internal equity and our corporate and individual achievements against one or more short term and long term performance objectives. The Compensation Committee considers all of this information in light of their individual experience, knowledge of the Company, knowledge of the peer companies, knowledge of each named executive officer and business judgment in making decisions regarding executive compensation and our executive compensation program.

Eagle Bancorp, Inc.	39	2019 Proxy Statement

As part of this process, the Compensation Committee also evaluates the performance of the CEO each year and makes all decisions regarding the CEO’s base salary adjustments (if any), bonus payments and equity awards. The CEO is not present during any of the deliberations regarding his compensation.

The Role of Consultants – Compensation Advisors

The Compensation Committee has engaged the services of Compensation Advisors as its independent advisor on matters of executive and board compensation (the “Engagement”). Compensation Advisors reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates. The Company has affirmatively determined that no conflicts of interest exist between the Company and Compensation Advisors or any individuals working on the Company’s account on Compensation Advisors’ behalf. In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Compensation Advisors:

•      During 2018, Compensation Advisors provided no services to and received no fees from the Company other than in connection with the Engagement;

•      Compensation Advisors has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•      There are no business or personal relationships between Compensation Advisors and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by Compensation Advisors for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•      No employees of Compensation Advisors owns any stock of the Company; and

•      There is no business or personal relationships between Compensation Advisors and any executive officer of the Company other than in respect of the Engagement.

The Role of Management

Input from the CEO is considered by the Compensation Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the CEO. Although input from the CEO is considered by the Compensation Committee, the Compensation Committee exercises final authority on compensation matters for all named executive officers. The CEO is not present at meetings during which the CEO’s compensation is discussed and determined.

Competitive Positioning

In making compensation decisions, the Compensation Committee considers the profitability and relative performance of the Company, as well as the intangible value and performance of the Company’s management team. In this review, the Compensation Committee seeks to evaluate executive pay in a manner that ensures future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. In this process, the Compensation Committee selects a custom peer group of publicly-traded banks and bank holding companies, and may review other survey data, to help in the review and establishment of executive compensation arrangements.

The Company worked with Compensation Advisors to develop a peer group in 2018 for base salary and incentive compensation comparisons. The peer group contains 24 public banks between $4.4 billion and $19.2 billion in assets. The peer group was selected based on several factors, including assets, market capitalization and regional similarities, recognizing the substantial increase in Company assets and market capitalization in the last several years.

Eagle Bancorp, Inc.	40	2019 Proxy Statement

Eagle Bancorp Peer Group

Bancorp, Inc.	Northwest Bancshares, Inc.
Berkshire Hills Bancorp, Inc.	Provident Financial Services, Inc.
Boston Private Financial Holdings, Inc.	S&T Bancorp, Inc.
Brookline Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Community Bank System, Inc.	Tompkins Financial Corporation
ConnectOne Bancorp, Inc.	TowneBank
Customers Bancorp, Inc.	Union Bankshares Corporation
Dime Community Bancshares, Inc.	United Bankshares, Inc.
First Commonwealth Financial Corporation	United Financial Bancorp, Inc.
Flushing Financial Corporation	WesBanco, Inc.
Independent Bank Corp.	WSFS Financial Corporation
Lakeland Bancorp, Inc.
NBT Bancorp Inc.

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Eagle Bancorp, Inc.	41	2019 Proxy Statement

Eagle Bancorp Peer Group Performance

	Bank	Ticker	City	State	ROAE (%)	ROAA (%)	NIM (%)	Efficiency Ratio (%)	NPAs/ Assets (%)	Core EPS Growth (%)	Net Charge- offs/ Avg Loans (%)
					2018Y	2018Y	2018Y	2018Y	2018Y	2018Y	2018Y
1	Bancorp, Inc.	TBBK	Wilmington	DE	20.56	2.08	3.16	57.79	0.12	7.3	0.11
2	Berkshire Hills Bancorp, Inc.	BHLB	Boston	MA	6.84	0.90	3.43	63.46	0.28	18.4	0.18
3	Boston Private Financial Holdings, Inc.	BPFH	Boston	MA	10.59	0.95	2.96	68.09	0.17	15.7	-0.04
4	Brookline Bancorp, Inc.	BRKL	Boston	MA	9.51	1.15	3.61	56.08	0.38	53.2	0.08
5	Community Bank System, Inc.	CBU	De Witt	NY	10.19	1.57	3.73	57.12	0.25	23.7	0.18
6	ConnectOne Bancorp, Inc.	CNOB	Englewood Cliffs	NJ	10.29	1.17	3.28	42.35	0.95	26.7	0.41
7	Customers Bancorp, Inc.	CUBI	Wyomissing	PA	7.61	0.69	2.58	64.79	0.29	1.6	0.04
8	Dime Community Bancshares, Inc.	DCOM	Brooklyn	NY	8.44	0.82	2.41	56.07	0.04	7.0	0.03
9	First Commonwealth Financial Corporation	FCF	Indiana	PA	11.41	1.42	3.71	57.34	0.46	25.2	0.23
10	Flushing Financial Corporation	FFIC	Uniondale	NY	10.30	0.84	2.70	61.61	0.24	24.1	0.00
11	Independent Bank Corp.	INDB	Rockland	MA	12.31	1.46	3.91	57.67	0.51	38.3	0.02
12	Lakeland Bancorp, Inc.	LBAI	Oak Ridge	NJ	10.59	1.14	3.36	56.16	0.22	22.4	0.05
13	NBT Bancorp Inc.	NBTB	Norwich	NY	11.49	1.20	3.58	59.42	0.35	33.1	0.38
14	Northwest Bancshares, Inc.	NWBI	Warren	PA	8.68	1.10	3.88	63.53	0.78	26.3	0.28
15	Provident Financial Services, Inc.	PFS	Iselin	NJ	8.93	1.22	3.37	52.29	0.28	18.4	0.39
16	S&T Bancorp, Inc.	STBA	Indiana	PA	11.60	1.49	3.64	50.16	NA	23.5	0.18
17	Sandy Spring Bancorp, Inc.	SASR	Olney	MD	9.84	1.27	3.61	54.43	0.46	22.9	0.01
18	Tompkins Financial Corporation	TMP	Ithaca	NY	13.93	1.22	3.37	61.51	0.42	19.6	0.01
19	TowneBank	TOWN	Portsmouth	NY	9.36	1.24	3.61	68.31	0.22	29.1	0.02
20	Union Bankshares Corporation	UBSH	Richmond	VA	7.84	1.11	3.74	60.26	0.24	35.7	0.12
21	United Bankshares, Inc.	UBSI	Charleston	VA	7.84	1.36	3.57	49.60	0.83	16.0	0.16
22	United Financial Bancorp, Inc.	UBNK	Hartford	WV	8.57	0.84	2.95	67.63	0.44	6.2	0.08
23	WesBanco, Inc.	WSBC	Wheeling	CT	8.69	1.26	3.52	56.78	0.35	33.2	0.06
24	WSFS Financial Corporation	WSFS	Wilmington	WV	17.63	1.91	4.07	58.13	0.66	33.6	0.29
	25th Percentile				8.65	1.06	3.25	62.07	0.46	17.77	3.25
	50th Percentile				10.02	1.21	3.54	57.73	0.35	23.59	3.54
	75th Percentile				11.43	1.38	3.66	56.08	0.24	30.08	3.66
	95th Percentile				13.44	1.55	3.84	50.80	0.18	35.10	3.84
	Eagle Bancorp, Inc.	EGBN	Bethesda	MD	14.89	1.91	4.10	37.31	0. 20	33.5	0.05
	Eagle Bancorp, Inc. Percentile Rank				92nd	96th	HIGHEST	HIGHEST	87th	86th	65th
	Source: Compensation Advisors

Other Compensation Policies

•                 Compensation Recovery Policy (“Clawback”)

The Board of Directors has adopted a policy relating to the “clawback” of incentive compensation paid to executive officers in the event of certain restatements of our financial statements. Under that policy, the Board of Directors will, to the full extent required by applicable law, regulation or exchange listing standards in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to the executive, and/or effect the cancellation of unvested equity awards previously granted to the executive if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a

Eagle Bancorp, Inc.	42	2019 Proxy Statement

material restatement; (2) the executive engaged in intentional misconduct or (3) applicable law, regulation or listing standard so requires.

•                 Robust Stock Ownership Guidelines

The Company has adopted a policy requiring that our executive officers and directors own, directly or indirectly, shares of our common stock having a value as follows:

•                 CEO:  6 times base salary

•                 Directors:  3 times annual retainer/base fee

•                 Executive Officers:  2 times base salary

The persons subject to this requirement have five years after commencing service to satisfy this minimum holdings requirement; executive officers and directors in office as of the date of the policy was adopted have until December 31, 2020.

•                 Anti-hedging/Anti-pledging Policies

The Company has adopted a policy prohibiting our executive officers and directors from engaging in any hedging of the Company’s common stock, including buying or selling puts or calls, short sales, or any other hedging transaction.

The Company’s policy also limits the ability of directors and executive officers to pledge Company common stock that they own. The policy limits pledging to one-half of the number of shares owned by such person for purposes of the Company’s ownership guidelines, and limits the value of such pledged shares to 25% of the director’s or executive officer’s net worth.

•                 Executive Perquisites

We do not provide any significant perquisites or other personal benefits to our executive officers; our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees. In 2013, certain executive officers were provided a Supplemental Executive Retirement Plan as described on page 37.

•                 No Tax ‘‘Gross-Ups’’ or Payments

We do not provide any ‘‘gross-ups’’ or tax payments in connection with any cash or equity compensation element or any excise tax ‘‘gross-up’’ or tax reimbursement in connection with any change in control payments or benefits.

•                 Timing and Pricing of Equity Awards

Equity compensation awards for named executive officers and employees are generally approved in the first quarter of each year. Awards may be made periodically for new hires during the year. Awards are based on a number of criteria including the Company’s performance, the relative rank of the employee within the Company and his or her specific contributions to the success of the Company.

The grant date is established when the Compensation Committee approves the grant. We set the exercise price for our stock as the closing price on the grant date. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

•                 Prohibit Re-Pricing or Exchange

Our equity based compensation plans do not permit re-pricing or exchange of underwater options without shareholder approval.

•                 No Guaranteed Minimum Bonus

Our SEIP does not guarantee any minimum bonus to executive officers.

Eagle Bancorp, Inc.	43	2019 Proxy Statement

Risk Assessment of Incentive Compensation Programs

In setting compensation, the Compensation Committee of the Company also considers the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committee of the Company receives feedback from the Chief Risk Officer identifying any risks associated with named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan Risk Assessment

Our Chief Risk Officer has reviewed the 2018 and 2019 SEIP and Long Term Incentive Plan and the other 2018 and 2019 Incentive Plans, and concluded that the incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and are supported by strong corporate governance, including active and effective oversight by the Board of Directors. The risk assessment considers the incentive plan mix, measures, design features, goal setting, Unfair Deceptive or Abusive Acts or Practices (UDAAP) and controls and governance protocols. This feedback was provided to the Compensation Committee. The conclusions were based on the following:

•                 The SEIP is a formal performance-based plan in which the Compensation Committee is deeply involved. The Board of Directors of the Company establishes Company-wide goals early in the performance year through approval of the budget, and communicates these performance goals to the Compensation Committee for their review and approval. We use a balance of Company-wide goals, strategic goals and individual or departmental goals and customize the goals each year based on each executive’s functional responsibility. The Compensation Committee is active in setting and approving the Company-wide goals each year. The Chief Executive Officer provides input on weighting of departmental or individual goals for executive officers. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals for the other named executives.

•                 The LTIP is a long term performance based equity compensation plan. The LTIP consists of two components, a time vested award, which provides a portion of compensation based on past performance; and a future performance based award. The Compensation Committee establishes broad performance goals against budget and third party performance as measured against one or more publicly available industry indices. The Chief Executive Officer provides input on weighting of departmental or individual goals for executive officers. Once these are presented to the Compensation Committee, the Compensation Committee will discuss and approve, or revise the goals for the other named executives.

•                 When setting actual officer-specific goals, we consider not only our annual budget, but also our strategic initiatives, peer performance and individual goals, which we believe mitigates risk and keeps executives focused on the long term success of the Company. The Compensation Committee reviews these performance evaluations each year, not only to determine final award payouts, but also to discuss developmental opportunities for our named executives. In addition, incentives are predicated on satisfactory audit and regulatory reviews as well as individual performance.

•                 We believe that target and target plus awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and target plus levels but not above the established caps. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count toward the next performance year.

•                 A “clawback” provision under the SEIP and LTIP allows us to recover all or part of a cash or stock incentive award in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation or where required by law. Accordingly, such activities would not be rewarded.

Eagle Bancorp, Inc.	44	2019 Proxy Statement

The clawback policy also permits the Company to recover equity based compensation whenever required by applicable law, regulation, or exchange listing standard.

The individual named executive officer employment agreements, which have previously been reviewed and approved by the Compensation Committee, provide for the payment to each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control. None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation. As such, the Compensation Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award.

Non-Executive Compensation Plan Risk Assessment

Our Chief Risk Officer reviewed 2018 and 2019 incentive programs in which employees who are not executive officers participate, and provided analysis and conclusions to the Compensation Committee. It was concluded that the incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, promote appropriate sales practices and are supported by strong corporate governance, including active and effective oversight by the Board of Directors. The risk assessment considers the incentive plan mix, measures, design features, goal setting and controls and governance protocols. The following incentive compensation plans were reviewed:

•                 Under the Lending and Community Banking Incentive Plans, certain employees are compensated with cash incentives calculated as a specific percentage of salary or of qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis. There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans and commercial nature of our business protects us against unnecessary risk taking, including the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels and for unacceptable sales practices.

•                 Under the Residential Lending Operations Incentive Plan, there is an incentive program for loan processors, loan closers, and underwriters. Loan processors and loan closers are paid for each loan closed. Underwriters are paid for each loan dispositioned, regardless of the decision made.

•                 Under the FHA Multifamily Group Incentive Plan, cash incentives are paid annually based on both production targets and a profitability model.

Clawback provisions are included in all incentive compensation plans. All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation. Once an employee receives adverse written documentation for performance, the employee is ineligible to receive incentive payments for a minimum of 90 days.

Residential Mortgage Loan Officers are generally compensated based on loan production. There are separate agreements with each mortgage loan officer outlining his/her individual compensation package.

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Eagle Bancorp, Inc.	45	2019 Proxy Statement

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Compensation Committee
Leland M. Weinstein, Chair
Leslie M. Alperstein, Ph.D.	Harvey M. Goodman
Dudley C. Dworken	Norman R. Pozez

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the Chair, Chief Executive Officer and President of the Company during 2018; Mr. Levingston, the Chief Financial Officer of the Company; and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2018. The summary compensation table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan.

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Eagle Bancorp, Inc.	46	2019 Proxy Statement

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3)	All Other Compensation (6)(7)	Total
Ronald D. Paul, Chair, President and CEO of Company; CEO of Bank (4)	2018	$963,384	$--	$1,926,732	$--	$3,020,122	$--	$80,159	$5,990,397
	2017	$906,743	$--	$2,720,250	$--	$2,474,192	$--	$82,031	$6,183,216
	2016	$863,565	$--	$2,411,743	$--	$2,590,695	$--	$106,187	$5,972,190
Charles D. Levingston, EVP; CFO of Company and Bank	2018	$342,000	$--	$376,268	$--	$208,415	$--	$24,399	$951,082
	2017	$285,000	$--	$213,751	$--	$169,716	$--	$24,554	$693,021
Antonio F. Marquez, EVP; CLO-CRE of Bank	2018	$421,350	$100,000	$610,907	$--	$200,802	$48,076	$34,759	$1,415,894
	2017	$397,500	$--	$577,630	$--	$346,952	$44,375	$41,103	$1,407,560
	2016	$368,056	$--	$458,244	$--	$460,070	$40,902	$40,872	$1,368,144
Susan G. Riel, EVP of Company; SEVP-COO of Bank (5)	2018	$527,883	$100,000	$818,111	$--	$652,162	$28,166	$83,743	$2,210,065
	2017	$502,746	$--	$729,027	$--	$613,789	$37,916	$38,186	$1,921,664
	2016	$478,806	$--	$675,256	$--	$473,518	$417,573	$36,441	$2,081,594
Janice L. Williams, EVP–CCO of Bank	2018	$423,725	$--	$614,364	$--	$529,656	$93,731	$22,178	$1,683,654
	2017	$407,428	$--	$509,231	$--	$509,285	$86,513	$31,095	$1,543,552
	2016	$391,758	$--	$410,039	$--	$489,698	$79,743	$29,526	$1,400,764

Footnotes:

(1)                  Represents the grant date fair value of awards of Time-Vested Shares and PRSUs granted in the subsequent year for performance during year indicated.

The per-share grant date fair value for PRSUs granted in 2019 with respect to 2018 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $55.76. The grant date fair value of the PRSUs granted in 2019, assuming the highest level of performance conditions is met, would have been $1,445,048 for Mr. Paul, $282,201 for Mr. Levingston, $458,180 for Mr. Marquez, $613,583 for Ms. Riel and $460,773 for Ms. Williams.

The number of shares of Time-Vested Shares granted on February 11, 2019 to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 17,277, 3,374, 5,478, 7,336 and 5,509, respectively. The number of PRSUs granted on February 11, 2019 with respect to 2018 performance to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 17,277, 3,374, 5,478, 7,336 and 5,509, respectively.

The per-share grant date fair value for PRSUs granted in 2018 with respect to 2017 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $60.45. The grant date fair value of the PRSUs granted in 2018, assuming the highest level of performance conditions is met, would have been $2,040,188 for Mr. Paul, $160,313 for Mr. Levingston, $432,248 for Mr. Marquez, $546,770 for Ms. Riel and $381,923 for Ms. Williams.

The number of shares of Time-Vested Shares granted on February 12, 2018 in respect to 2017 performance to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 22,500, 1,768, 4,767, 6,030 and 4,212, respectively. The number of PRSUs granted on February 12, 2018 to Messrs. Paul, Levingston and Marquez and Mmes. Riel and Williams were 22,500, 1,768, 4,767, 6,030 and 4,212, respectively.

The per-share grant date fair value for PRSUs granted in 2017 with respect to 2016 performance with non-market-based performance conditions was equal to the closing price of the common stock on the date the shares were granted, or $45.50. The per-share grant date fair value for PRSUs granted in 2017 with market-based performance conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $36.81. The grant date fair value for PRSUs granted is based on the probable outcomes of the performance conditions as determined in accordance with FASB ASC Topic 718. The grant date fair value of the PRSUs granted in 2017, assuming the highest level of performance conditions is met, would have been $1,461,331 for Mr. Paul, $277,685 for Mr. Marquez, $409,177 for Ms. Riel and $248,451 for Ms. Williams.

The number of shares of Time-Vested Shares granted on February 14, 2017 in respect of 2016 performance to Messrs. Paul and Marquez and Mmes. Riel and Williams were 22,927, 4,356, 6,419 and 3,898, respectively. The number of PRSUs granted on February 14, 2017 to Messrs. Paul and Marquez and Mmes. Riel and Williams were 16,946, 3,220, 4,745 and 2,881, respectively.

(2)                  Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.

Eagle Bancorp, Inc.	47	2019 Proxy Statement

(3)

Represents the value of the increase in the named executive officer’s accumulated benefit under the SERP adopted in 2013, assuming normal retirement at age 67 and a discount rate of 4.5%. Amounts reflected in this column are not currently payable to the named executive officers and are not considered for purposes of determining the identities of the named executive officers. Please refer to the discussion under the caption “SERP” below, and to the Pension Benefits table below for additional information about the SERP.

(4)	Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(5)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

(6)	Other compensation consisted of the following items:

Name	Year	Car Allowance	Insurance Premiums	Housing	401(k) Matching Contributions
Ronald D. Paul (8)	2018	$18,000	$53,909	$--	$8,250
	2017	$18,000	$55,931	$--	$8,100
	2016	$18,000	$54,330	$--	$7,950
Charles D. Levingston	2018	$9,000	$11,453	$--	$3,946
	2017	$6,925	$13,660	$--	$3,969
Antonio F. Marquez	2018	$13,000	$16,411	$--	$5,348
	2017	$13,000	$22,141	$--	$5,962
	2016	$13,000	$19,922	$--	$7,950
Susan G. Riel	2018	$9,000	$19,069	$47,424	$8,250
	2017	$9,000	$21,086	$--	$8,100
	2016	$9,000	$19,491	$--	$7,950
Janice L. Williams	2018	$9,000	$8,289	$--	$4,889
	2017	$9,000	$13,995	$--	$8,100
	2016	$9,000	$12,576	$--	$7,950

(7)                  In 2016, Mr. Paul’s other compensation included a 3% cost of living adjustment ($25,907) on his base salary.

During 2018, the Company did not maintain any nonqualified deferred compensation programs or arrangements. Prior to 2013, the Company did not maintain any defined benefit retirement plans. In February 2013, the Bank adopted SERP for certain senior executives, including all of the named executive officers other than Mr. Paul and Mr. Levingston. Under the SERP, upon an executive’s retirement, the Bank will pay a stated monthly payment for the executive’s lifetime. The retirement benefit is tied to a percentage of the executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67. The SERP provides that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP, (b) death, disability and change-in-control will be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP further provides for a death benefit in the event the executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments. The benefits to the named executive officers are as set forth in the following table:

Eagle Bancorp, Inc.	48	2019 Proxy Statement

Name	Title	Percentage Projected of Salary as of 2013
Ronald D. Paul (1)	CEO – Company and Bank	N/A
Charles D. Levingston	EVP and CFO – Company and Bank	N/A
Antonio F. Marquez	EVP and CLO – Commercial Real Estate (Bank)	25%
Susan G. Riel (2)	EVP – Company; SEVP and COO (Bank)	35%
Janice L. Williams	EVP and CCO (Bank)	30%

(1)             Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(2)             Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code (the “Code”). The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP. For additional information regarding the SERP, please refer to the table under the caption “Pension Plan.”

Employment and Non-Compete Agreements

The Company and Mr. Paul were parties to an amended and restated employment agreement, effective as of January 1, 2017, governing his service and compensation as President and Chief Executive Officer of the Company until his retirement. The agreement was amended in February 2018 and 2019 to correct inadvertent and typographical errors, and to address a tax provision. Mr. Paul was also entitled to receive a monthly automobile allowance of $1,500 and $40,000 annually toward life insurance. Mr. Paul was entitled to long term care insurance and to participate in all other benefit programs generally available to employees or directors of the Bank or the Company. The compensation under Mr. Paul’s employment agreement was in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank. In the event of certain terminations of Mr. Paul’s employment, but not including termination for cause (as defined), Mr. Paul (or his estate), is entitled to receive an amount in cash equal to 1.99 times his then current base salary and most recent annual cash bonuses and equity awards, and continuation of all benefits for three years subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. In addition, subject to the effect of such provisions, under such circumstances all of Mr. Paul’s options and restricted stock will immediately vest. The Company is evaluating the obligations, if any, of the Company to provide post-termination compensation or acceleration of awards to Mr. Paul under the terms of his employment agreement as a result of his retirement.

Each of the four other named executive officers has an amended and restated employment agreement with the Bank, which was then amended to address a tax provision. Each of the agreements expires August 31, 2019. The other named executive officers have 2019 base salaries as follows: Mr. Levingston - $383,040; Mr. Marquez – $463,485; Ms. Riel – $570,114; Ms. Williams - $466,098. Each of these officers is also entitled to long term care insurance and to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all executive officers and employees of the Bank or the Company. Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change in control (as defined), he/she would be entitled to receive continued payment of health insurance premiums under COBRA for one year, subject to his/her compliance with the non-compete and non-disturbance provisions of the agreement. In the event of termination of the other named executive officer’s respective employment without cause within 120 days before a change in control, or within 12 months after a change in control, or the reduction in his/her compensation or position or responsibilities, Mr. Marquez, Ms. Riel, and Ms. Williams would be entitled to receive a lump sum payment equal to 1.99 times the sum of (i) his/her base salary at the highest rate in effect during the 12 months preceding termination, (ii) cash bonuses (incentive plan and discretionary, if any) paid to the officer in the most recent 12 months, as well as three years continuation of health insurance, in each case subject to adjustment to avoid adverse tax consequences resulting from

Eagle Bancorp, Inc.	49	2019 Proxy Statement

characterization of such payment for tax purposes as an “excess parachute payment.” The multiplier for Mr. Levingston is 0.99 until he has five years tenure as Chief Financial Officer.

The other named executive officers are also a party to a non-compete agreement with the Bank. The non-compete agreements provide that in the event of termination of the officer’s employment by the Bank without “cause” as defined in such officer’s amended and restated employment agreement, including without limitation, in the event of a “change in control” as defined in the officer’s amended and restated employment agreement, or such officer’s resignation following a change in control as provided in the officer’s amended and restated employment agreement (collectively, “Separation”), and subject to the officer timely signing and delivering to the Bank (a) a General Release and Waiver and (b) a monthly certification regarding compliance with the confidentiality and non-competition provisions of the non-compete agreement and reporting other compensation, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay the officer, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary, if any), if any, for each month of the period during which the officer is in full compliance with the provisions of the agreement.

The non-compete agreements require that for one year after applicable separation, the officer will not, without express written consent of the Bank (except for services performed for or on behalf of the Bank and its affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any person or entity in return for remuneration or a right to remuneration of any kind, including but not limited to current or deferred compensation, wages, salary, fees, benefits, tangible or intangible property or ownership rights or interests or other property rights, whether paid or conveyed to the officer or promised in the future by any person, business or other entity as a result of, or in exchange for, any work or services performed, or any intellectual property conveyed by such officer.

The table below sets forth the base salary as of December 31, 2018, and the amount of Bank paid life insurance (at standard rates) to which the named executive officers are entitled. The amount to which each of the named executive officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, and in the case of Mr. Paul, upon certain other termination events, as of December 31, 2018 is set forth in the fourth column of the table below. Such amounts include full payment of amounts due under the non-compete agreements.

The estimated amount of the cash payment which each of the named executive officers would be entitled to receive if the change in control termination benefits were paid as of December 31, 2018, including the full amount payable under the non-compete agreements (without adjustment for other amounts which might be payable as a result of the change in control) is set forth in column 5 of the table below, the value of the accelerated equity awards is set forth in column 6 of the table below, the value of the accelerated vesting of benefits under the SERP is in column 7 and the sum of these three amounts is set forth in column 8.

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Eagle Bancorp, Inc.	50	2019 Proxy Statement

1	2	3	4	5	6	7	8
Name	Base Salary	Bank Paid Life Insurance (at standard rates)(1)	Payment Following Termination Without Cause(2)	Cash Payment Upon Termination in Connection with a Change in Control(2)	Value of Equity Awards Accelerated Upon a Change in Control(3)	Value of SERP Vesting Acceleration	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 5, 6, & 7)(4)

Ronald D. Paul (8)	$963,384	$1,000,000	$15,851,354(6)	$15,851,354(6)	$5,571,652	N/A	$21,423,006
Charles D. Levingston	$342,000	$750,000	$529,559 (5)	$1,078,025 (7)	$188,508	N/A	$1,266,533
Antonio F. Marquez	$421,350	$750,000	$793,924 (5)	$2,391,074 (7)	$1,008,394	$280,433	$3,679,901
Susan G. Riel (9)	$527,883	$750,000	$1,165,112 (5)	$3,508,721 (7)	$1,408,060	$--	$4,916,781
Janice L. Williams	$423,725	$750,000	$948,770 (5)	$2,844,842 (7)	$910,877	$392,501	$4,148,220

Footnotes:

(1)	The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.

(2)	Includes amounts payable under non-compete agreements.

(3)

Reflects the excess of the last trade price for the Company’s common stock on December 31, 2018 over the exercise or strike price of unvested options, plus the last trade price of unvested shares of restricted stock (assuming vesting of the target number of shares subject to the award). “Out of the money” options have been excluded from the calculation.

(4)

Reflects estimated maximum cash payment upon termination in connection with a change in control plus the accelerated value of equity awards. Does not reflect adjustment, if any, to total amount for effect of Section 280G limitation.

(5)	Includes the value of one (1) year health insurance coverage under COBRA, at current rates.

(6)	Includes the value of three (3) years of all benefits.

(7)	Includes the value of three (3) years of health insurance under COBRA, at current rates.

(8)	Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(9)	Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

Grants of Plan-Based Awards

The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2018 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved. The following table presents information regarding awards made during 2018 to named executive officers under the Company’s 2016 Stock Plan and SEIP. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock and PRSUs issued in 2018 under the 2018 Long Term Incentive Plan and the 2016 Stock Plan.

Eagle Bancorp, Inc.	51	2019 Proxy Statement

	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards at Target
			Threshold	Target	Target Plus	Cap	Threshold	Target	Maximum

Ronald D. Paul (1)	2/12/2018	SEIP	$1,204,230	$2,167,614	$2,890,152	$3,371,844	n/a	n/a	n/a	–	–	–	–
	2/12/2018	Time Vested Restricted Stock	n/a	n/a	n/a	n/a	n/a	n/a	n/a	22,500	–	–	$1,360,125
	2/12/2018	PRSUs	n/a	n/a	n/a	n/a	11,250	22,500	33,750	–	–	–	$1,360,125
Charles D. Levingston	2/12/2018	SEIP	$102,600	$171,000	$239,400	$307,800	n/a	n/a	n/a	–	–	–	–
	2/12/2018	Time Vested Restricted Stock	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,768	–	–	$106,876
	2/12/2018	PRSUs	n/a	n/a	n/a	n/a	884	1,768	2,652	–	–	–	$106,876
Antonio F. Marquez	2/12/2018	SEIP	$252,810	$358,148	$421,350	$526,688	n/a	n/a	n/a	–	–	–	–
	2/12/2018	Time Vested Restricted Stock	n/a	n/a	n/a	n/a	n/a	n/a	n/a	4,767	–	–	$288,165
	2/12/2018	PRSUs	n/a	n/a	n/a	n/a	2,384	4,767	7,151	–	–	–	$288,165
Susan G. Riel (2)	2/12/2018	SEIP	$369,518	$501,489	$659,854	$791,824	n/a	n/a	n/a	–	–	–	–
	2/12/2018	Time Vested Restricted Stock	n/a	n/a	n/a	n/a	n/a	n/a	n/a	6,030	–	–	$364,514
	2/12/2018	PRSUs	n/a	n/a	n/a	n/a	3,016	6,030	9,045	–	–	–	$364,514
Janice L. Williams	2/12/2018	SEIP	$254,235	$360,166	$423,725	$529,656	n/a	n/a	n/a	–	–	–	–
	2/12/2018	Time Vested Restricted Stock	n/a	n/a	n/a	n/a	n/a	n/a	n/a	4,212	–	–	$254,615
	2/12/2018	PRSUs	n/a	n/a	n/a	n/a	2,106	4,212	6,318	–	–	–	$254,615

(1)             Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(2)             Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

Eagle Bancorp, Inc.	52	2018 Proxy Statement

The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the amount of formula payment which the named executive officer could have earned with respect to 2018 performance under the SEIP if each of the performance targets established by the Compensation Committee were achieved at the threshold, target and target plus levels. The aggregate amount that could be earned by the named executive officers, at the target level, represented from 50% to 225% of salary in 2018.

A portion of the aggregate amount is subject to the achievement of designated Company or individual performance targets. No amounts are payable if the Company does not achieve at least 85% of the net income goal. If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of target-plus levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The amounts paid in 2019 pursuant to the SEIP for 2018 performance represented from 48% to 313% of base salary for the named executive officers. The actual amounts earned with respect to 2018 performance, which reflect payments for achievement of results in certain categories in excess of target levels, are reflected in the Summary Compensation Table for 2018 in the column labeled “Nonequity Incentive Plan Compensation.”

The foregoing table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers during 2018 under the Company’s 2011 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information concerning all awards of stock options, restricted stock held by named executive officers at December 31, 2018. All options were granted with an exercise price of 100% of market value as determined in accordance with the applicable plan. The numbers of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends and stock splits effected after the date of such award, but have not otherwise been modified.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)
Ronald D. Paul (9)	--	17,349(2)	$5.76	1/8/2019	--	--
	--	--	--	--	13,500(3)	$657,585
	--	--	--	--	8,357(4)	$407,069
	--	--	--	--	16,946(5)	$825,440
	--	--	--	--	15,285(6)	$744,532
	--	--	--	--	22,500(7)	$1,095,975
	--	--	--	--	22,500(8)	$1,095,975
Charles D. Levingston	--	--	--	--	109(4)	$5,309
	--	--	--	--	225(6)	$10,960
	--	--	--	--	1,768(7)	$86,119
	--	--	--	--	1,768(8)	$86,119

(table continued on following page)

Eagle Bancorp, Inc.	53	2019 Proxy Statement

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that have Not Vested(1)
Antonio F. Marquez	--	--	--	--	3,115(3)	$151,732
	--	--	--	--	1,929(4)	$93,962
	--	--	--	--	3,220(5)	$156,846
	--	--	--	--	2,904(6)	$141,454
	--	--	--	--	4,767(7)	$232,201
	--	--	--	--	4,767(8)	$232,201
Susan G. Riel (10)	--	--	--	--	4,831(3)	$235,318
	--	--	--	--	2,991(4)	$145,692
	--	--	--	--	4,745(5)	$231,129
	--	--	--	--	4,280(6)	$208,479
	--	--	--	--	6,030(7)	$293,721
	--	--	--	--	6,030(8)	$293,721
Janice L. Williams	--	--	--	--	2,962(3)	$144,279
	--	--	--	--	1,834(4)	$89,334
	--	--	--	--	2,881(5)	$140,334
	--	--	--	--	2,599(6)	$126,597
	--	--	--	--	4,212(7)	$205,167
	--	--	--	--	4,212(8)	$205,167

Footnotes:

(1)                  Based on the $48.71 closing price of the common stock on December 31, 2018.

(2)                  Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,863 shares on January 1, 2016 and three annual installments of 17,349 shares on January 1, 2017 through 2019.

(3)                  Represents 2016 grant of PRSUs pursuant to the Company’s 2006 Stock Plan. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.

(4)                  Represents 2016 grant of time-vested restricted stock pursuant to the Company’s 2006 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(5)                  Represents 2017 grant of PRSUs pursuant to the Company’s 2016 Stock Plan. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.

(6)                  Represents 2017 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(7)                  Represents 2018 grant of PRSUs pursuant to the Company’s 2016 Stock Plan. Award vests in one installment on the third anniversary of the date of grant if underlying performance goals relating to three-year measurement period are met.

(8)                  Represents 2018 grant of time-vested restricted stock pursuant to the Company’s 2016 Stock Plan. Award vests in three equal annual installments commencing on the first anniversary of the date of grant.

(9)                  Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(10)             Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2018, the aggregate amount realized upon such exercises, based on the difference between the closing market price on the exercise date and the exercise or base price, and information regarding shares of restricted stock held by named executive officers which vested during 2018, and the value realized upon

Eagle Bancorp, Inc.	54	2019 Proxy Statement

such vesting based on the closing price on the vesting date. The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan. Readers should note that the grant date fair value of awards of options and restricted stock, the vesting and exercise of which is disclosed below, has been included in prior years in the compensation of named executive officers, and therefore does not represent additional compensation paid by the Company.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald D. Paul (1)	69,811	$3,197,599	19,854	$1,242,442
Charles D. Levingston	--	--	342	$21,305
Antonio F. Marquez	--	--	4,420	$276,371
Susan G. Riel (2)	35,200	$1,581,760	6,773	$423,440
Janice L. Williams	--	--	4,360	$272,290

(1)             Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(2)             Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

Employee Benefit Plans

The Bank provides a benefit program that includes health and dental insurance, life and long term and short-term disability insurance, and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. Executive officers and directors also are provided long term care insurance. The Company also maintains the 2011 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”). Under the ESPP, substantially all employees other than certain part time employees and those who have not been with the Company for at least six months, and employees who are greater than 5% shareholders, are eligible to purchase shares of the Company’s common stock at a discount to the market price.

Equity Compensation Plans

During 2018, the Company maintained two equity compensation plans, the 2006 Stock Plan (the “2006 Stock Plan”), and the 2016 Stock Plan (the “2016 Stock Plan”), each of which has been approved by shareholders. The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares. No further options can be granted under the 2006 Plan.

Under the 2016 Stock Plan, as amended, an aggregate of 1,000,000 shares of common stock are subject to issuance upon the exercise of ISOs, Non-ISOs and SARs, and the award of shares of restricted stock and PRSUs to such employees as the Committee may designate, and for the issuance of Non-ISOs or restricted stock and PSRUs to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2016 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2016 Stock Plan will be adjusted. As of December 31, 2018, options to purchase an aggregate of 1,500 shares of common stock were outstanding under the 2016 Plan, 218,908 shares of restricted stock and PRSUs were outstanding, and 742,712 shares remained available for the grant of additional awards.

Under the 2006 Stock Plan, as amended, an aggregate of 1,996,500 shares of common stock were subject to issuance upon the exercise of incentive stock options (“ISOs”), non-incentive stock options (“Non-ISOs”) and SARs, and the award of shares of restricted stock, including performance based restricted stock units (“PRSU’s”), to such employees as the Committee may designate, and for the issuance of Non-ISOs or

Eagle Bancorp, Inc.	55	2019 Proxy Statement

restricted stock to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted. As of December 31, 2018, options to purchase an aggregate of 30,834 shares of common stock, and unvested awards of an aggregate of 27,171 shares of restricted stock and PRSUs were outstanding under the 2006 Plan. No further options or awards can be granted under the 2006 Plan.

In connection with the acquisition of Virginia Heritage Bank (“VHB”), the Company assumed VHB’s option plans. Options to purchase an aggregate of 401,497 shares of common stock were assumed in connection with the acquisition, of which 1,789 remained outstanding as of December 31, 2018. No further options can be granted under VHB’s plans.

As of December 31, 2018, the Company had options and unvested restricted stock awards and PRSUs with respect to an aggregate of 280,202 shares of common stock issued and outstanding under all equity compensation plans. Subsequent to December 31, 2018, 69,491 shares of time-vested restricted stock were issued to employees other than executive officers and to non-employee directors. Time-vested restricted stock and PRSUs were issued to our executive officers in February 2019 based on 2018 performance as set forth below:

Name	Time Vested Restricted Stock	PRSUs (at Target)
Ronald D. Paul (1)	17,277	17,277
Charles D. Levingston	3,374	3,374
Antonio F. Marquez	5,478	5,478
Susan G. Riel (2)	7,336	7,336
Janice L. Williams	5,509	5,509
All executive officers as group (6 persons)	43,145	43,145

(1)             Mr. Paul retired from his positions at the Company and Bank, effective March 20, 2019.

(2)             Ms. Riel was appointed Interim President and Chief Executive Officer of the Company and Bank, effective March 21, 2019.

(remainder of page intentionally blank)

Eagle Bancorp, Inc.	56	2019 Proxy Statement

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the named executive officers based on the number of years of credited service under the SERP as of December 31, 2018. Please refer to the discussion under the caption “Supplemental Executive Retirement Plan” and accompanying the Summary Compensation Table for additional information regarding the SERP.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Ronald D. Paul	N/A	N/A	N/A	N/A
Charles Levingston	N/A	N/A	N/A	N/A
Antonio F. Marquez	Supplemental Executive Retirement and Death Benefit Agreement	8	$236,647	$--
Susan G. Riel	Supplemental Executive Retirement and Death Benefit Agreement	21	$1,728,984	$--
Janice L. Williams	Supplemental Executive Retirement and Death Benefit Agreement	16	$460,799	$--

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their associates. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to insiders and their related interests require approval by the Bank Board of Directors, with any interested director not participating. The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved for commensurate terms by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company and their related parties during the year ended December 31, 2018 amounted to $249 million, representing approximately 22% of the Company’s total shareholders’ equity at December 31, 2018. In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. On December 31, 2018, $167.9 million of loans were outstanding to officers, directors and affiliates of the Company and their related parties. All of such loans were made in the ordinary course of the Company’s lending business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with third parties; and did not involve more than the normal risk of collectability or present other unfavorable features. All of such loans are performing and none of such loans are disclosed as nonaccrual, past due, restructured or potential problem loans.

The Bank leases certain office space from limited liability companies in which Mr. Paul or a trust for the benefit of Mr. Paul’s children has a majority interest. During 2018, the Bank paid an aggregate of approximately $2.2 million in rent in respect of these properties, excluding certain pass through expenses; such leases reflect market rates at the time of lease negotiation.

Mr. Rogers is a shareholder in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2018, the Company and its subsidiaries paid aggregate fees of approximately $750,000 to that firm. Fees are based on hourly rates at standard firm rates or below.

Eagle Bancorp, Inc.	57	2019 Proxy Statement

Ryan Riel, the son of Ms. Riel, is employed by the Bank as a Senior Market Executive. During 2018, Mr. Riel’s total compensation was $819,873, including base salary, incentive bonus payments and awards of restricted stock. Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.

William Sherrill, a son-in-law of Ms. Riel, is employed by the Bank as a Senior Mortgage Banker. During 2018, Mr. Sherrill’s total compensation was $145,331, which was primarily commission and incentive income. Mr. Sherrill’s compensation is determined on the same basis as other comparable employees under a defined commission plan, without any participation or input by Ms. Riel.

Kenneth Van Valkenburgh, the brother-in-law of Mr. Paul, is employed by the Bank as a Vice President, Insurance Manager. During 2018, Mr. Van Valkenburgh’s total compensation was $213,816, including base salary, an incentive bonus payment and an award of restricted stock. Mr. Van Valkenburgh’s compensation is determined on the same basis as other comparable employees, without any participation or input by Mr. Paul.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Dixon Hughes Goodman LLP (“DHG”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2019. Representatives of DHG are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Services provided to the Company and its subsidiaries by DHG in 2018 are described under “Fees Paid to Independent Account Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee and under the caption “Election of Directors - Meetings, Committees and Procedures of the Board of Directors.”

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain DHG, and may retain DHG or another firm, without resubmitting the matter to shareholders. The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of DHG as the Company’s independent registered public accounting firm.

Fees Paid to Independent Accounting Firms

Audit Fees

During 2018, the aggregate amount of fees billed to the Company by DHG for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $353,914. In 2017, DHG billed $342,765 for such services.

Audit–Related Fees

During 2018, the aggregate amount of fees billed to the Company by DHG for services related to the performance of other audit services was $64,250. These services included services in connection with the Company’s securities and regulatory filings and GNMA and HUD audits. During 2017, the aggregate amount of fees billed to the Company by DHG for services related to the performance of audit services was $43,943. These services included services in connection with securities and regulatory filings, HUD and GNMA audits.

Eagle Bancorp, Inc.	58	2019 Proxy Statement

Tax Fees

During 2018 and 2017, DHG did not bill the Company any amounts for tax advice, compliance and planning services.

In 2017, DHG billed $13,000 for tax services related to the preparation of the personal property tax returns.

All Other Fees

No other fees were billed to the Company by DHG for years 2018 or 2017.

None of the engagements of DHG to provide non-audit services was made pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s Audit Committee charter. Audit services may not be approved under the de minimis exception.

Proposal 3:  Non-Binding Advisory Vote on Executive Compensation

Section 14A of the Securities Act of 1934, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the Securities and Exchange Commission adopted thereunder (“Section 14A”), requires that not less than once every three years, a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, must be included in the Company’s proxy materials for the annual meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2018 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors, changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors.

Shareholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosures.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution. It is expected that all of the shares of the common stock entitled to vote on the proposal over which directors of the Company exercise voting power will be voted for the proposal. We believe our compensation policies are strongly aligned with the long term interests of the Company and its shareholders. As such, the Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution.

Eagle Bancorp, Inc.	59	2019 Proxy Statement

Form 10-K Annual Report

The Company will provide, without charge, to any shareholder entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a hard copy of its Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7830 Old Georgetown Road, Bethesda, Maryland 20814. It is also available electronically through www.sec.gov and www.eaglebankcorp.com.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that: four Forms 4, each reporting one transaction, for each of Mr. Marquez and Mr. Rheaume; three Forms 4, each reporting one transaction, for each of Mr. Levingston and Ms. Williams, two Forms 4, each reporting one transaction, for Mr. Paul and one Form 4, reporting one transaction, for Ms. Riel, were not filed in a timely manner.

Other Matters

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 7, 2019. Shareholder proposals for nominations for election as director must be received by the Company no later than January 6, 2020. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty-five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary
April 5, 2019

Eagle Bancorp, Inc.	60	2019 Proxy Statement

PROXY

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Steven L. Fanaroff and Joann Kay DiMeglio and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 16, 2019 at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 at 10:00 A.M. Eastern Daylight Time and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nominees set forth, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the resolution approving the Company’s named executive officer compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held May 16, 2019

The Proxy Statement, our Annual Report on Form 10-K for the year ended

December 31, 2018 and our Report to Shareholders are available at

http://viewproxy.com/eaglebankcorp/2019/

The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.	Please mark your votes like this

1. Election of Directors

2. Ratification of the Appointment of Independent Registered Public Accounting Firm.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3. Non-Binding Advisory Vote on Executive Compensation.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

I plan on attending the meeting ☐

IMPORTANT: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose tittle is stated.

01 - Leslie M. Alperstein	FOR ☐	AGAINST ☐	ABSTAIN ☐
02 - Dudley C. Dworken	FOR ☐	AGAINST ☐	ABSTAIN ☐
03 - Harvey M. Goodman	FOR ☐	AGAINST ☐	ABSTAIN ☐
04 - Norman R. Pozez	FOR ☐	AGAINST ☐	ABSTAIN ☐
05 - Kathy A. Raffa	FOR ☐	AGAINST ☐	ABSTAIN ☐
06 - Susan G. Riel	FOR ☐	AGAINST ☐	ABSTAIN ☐
07 - Donald R. Rogers	FOR ☐	AGAINST ☐	ABSTAIN ☐
08 - James A. Soltesz	FOR ☐	AGAINST ☐	ABSTAIN ☐
09 - Leland M. Weinstein	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:
(mm/dd/yyyy)
DO NOT PRINT IN THIS AREA
	(Shareholder Name & Address Data)			Signature

Signature (if held jointly)

CONTROL NUMBER
☐ Change of Address (Please print address below)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 15, 2019.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/EGBN Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to
vote your proxy. Have your proxy
card available when you call.
Follow the voting instructions to
vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.